Exhibit 10.19

LOAN AND SECURITY AGREEMENT

by and between

LAZY DAYS’ R.V. CENTER, INC.

as Borrower,

and

WELLS FARGO FOOTHILL, INC.

as Lender

Dated as of May 14, 2004

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION.
	1.1.	Definitions
	1.2.	Accounting Terms
	1.3.	Code
	1.4.	Construction
	1.5.	Schedules and Exhibits

2.	LOAN AND TERMS OF PAYMENT.
	2.1.	Revolver Advances.
	2.2.	[Intentionally Omitted]
	2.3.	Borrowing Procedures and Settlements.
	2.4.	Payments.
	2.5.	Overadvances
	2.6.	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
	2.7.	Cash Management.
	2.8.	Crediting Payments
	2.9.	Designated Account
	2.10.	Maintenance of Loan Account; Statements of Obligations
	2.11.	Fees
	2.12.	Letters of Credit
	2.13.	LIBOR Option.
	2.14.	Capital Requirements

3.	CONDITIONS; TERM OF AGREEMENT.
	3.1.	Conditions Precedent to the Initial Extension of Credit
	3.2.	Conditions Subsequent to the Initial Extension of Credit
	3.3.	Conditions Precedent to all Extensions of Credit
	3.4.	Term
	3.5.	Effect of Termination
	3.6.	Early Termination by Borrower

4.	CREATION OF SECURITY INTEREST.
	4.1.	Grant of Security Interest
	4.2.	Negotiable Collateral
	4.3.	Collection of Accounts, General Intangibles, and Negotiable Collateral
	4.4.	Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.
	4.5.	Power of Attorney
	4.6.	Right to Inspect
	4.7.	Control Agreements

5.	REPRESENTATIONS AND WARRANTIES.
	5.1.	No Encumbrances
	5.2.	Accounts

i

	5.3.	Inventory
	5.4.	Equipment
	5.5.	Location of Inventory and Equipment
	5.6.	Inventory Records
	5.7.	State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.
	5.8.	Due Organization and Qualification; Subsidiaries.
	5.9.	Due Authorization; No Conflict.
	5.10.	Litigation
	5.11.	No Material Adverse Change
	5.12.	Fraudulent Transfer.
	5.13.	Employee Benefits
	5.14.	Environmental Condition
	5.15.	Brokerage Fees
	5.16.	Intellectual Property
	5.17.	Leases
	5.18.	Deposit Accounts and Securities Accounts
	5.19.	Complete Disclosure
	5.20.	Indebtedness
	5.21.	Margin Stock
	5.22.	Permits, Etc
	5.23.	Material Contracts
	5.24.	Employee and Labor Matters
	5.25.	Customers and Suppliers
	5.26.	Properties.
	5.27.	Taxes
	5.28.	Financial Statements
	5.29.	Insurance
	5.30.	Holding Company and Investment Company Acts
	5.31.	LDH Acquisition
	5.32.	LDH Purchase Documents
	5.33.	Real Property Collateral
	5.34.	LDRV Holdings Corp

6.	AFFIRMATIVE COVENANTS.
	6.1.	Accounting System
	6.2.	Collateral Reporting
	6.3.	Financial Statements, Reports, Certificates
	6.4.	Guarantor Reports
	6.5.	Returns
	6.6.	Maintenance of Properties
	6.7.	Taxes
	6.8.	Insurance.
	6.9.	Location of Inventory and Equipment
	6.10.	Compliance with Laws
	6.11.	Leases
	6.12.	Existence
	6.13.	Environmental.

	6.14.	Disclosure Updates
	6.15.	Formation of Subsidiaries
	6.16.	Brokerage Commissions
	6.17.	Organizational ID Number; Commercial Tort Claims
	6.18.	Obtaining Permits, Etc
	6.19.	Real Property Collateral

7.	NEGATIVE COVENANTS.
	7.1.	Indebtedness
	7.2.	Liens
	7.3.	Restrictions on Fundamental Changes.
	7.4.	Disposal of Assets
	7.5.	Change Name
	7.6.	Nature of Business
	7.7.	Prepayments and Amendments
	7.8.	Change of Control
	7.9.	Consignments
	7.10.	Distributions
	7.11.	Accounting Methods
	7.12.	Investments
	7.13.	Transactions with Affiliates
	7.14.	Suspension
	7.15.	LDRV Holdings Corp
	7.16.	Use of Proceeds
	7.17.	Inventory and Equipment with Bailees
	7.18.	Federal Reserve Regulations
	7.19.	Financial Covenants.

8.	EVENTS OF DEFAULT.

9.	LENDER’S RIGHTS AND REMEDIES.
	9.1.	Rights and Remedies
	9.2.	Remedies Cumulative

10.	TAXES AND EXPENSES.

11.	WAIVERS; INDEMNIFICATION.
	11.1.	Demand; Protest
	11.2.	Lender’s Liability for Borrower Collateral
	11.3.	Indemnification

12.	NOTICES.

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
	14.1.	Assignments and Participations.
	14.2.	Successors

15.	AMENDMENTS; WAIVERS.
	15.1.	Amendments and Waivers
	15.2.	No Waivers; Cumulative Remedies

16.	GENERAL PROVISIONS.
	16.1.	Effectiveness
	16.2.	Section Headings
	16.3.	Interpretation
	16.4.	Severability of Provisions
	16.5.	Withholding Taxes
	16.6.	Counterparts; Electronic Execution
	16.7.	Revival and Reinstatement of Obligations
	16.8.	Confidentiality.
	16.9.	Integration

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of May 14, 2004, by and between WELLS FARGO FOOTHILL, INC., a California corporation (“Lender”) and LAZY DAYS’ R.V. CENTER, INC., a Florida corporation (“Borrower”).

The parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1.                            Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a General Intangible.

“Additional Documents” has the meaning set forth in Section 4.4(c).

“Advances” has the meaning set forth in Section 2.1(a).

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 7.13 hereof:  (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Prepayment Premium” means, as of any date of determination, an amount equal to (a) during the period from and after the date of the execution and delivery of this Agreement up to the date that is the first anniversary of the Closing Date, 5% times the Maximum Revolver Amount, (b) during the period from and including the date that is the first anniversary of the Closing Date up to the date that is the second anniversary of the Closing Date, 4% times the Maximum Revolver Amount, (c) during the period from and including the date that is the second anniversary of the Closing Date up to the third anniversary of the Closing Date, 3% times the Maximum Revolver Amount, (d) during the period from and including the date that is the third anniversary of the Closing Date up to the fourth anniversary of the Closing Date,

2% times the Maximum Revolver Amount, and (e) during the period from and including the date that is the fourth anniversary of the Closing Date up to the day prior to the Maturity Date, 1% times the Maximum Revolver Amount.

“Assignee” has the meaning set forth in Section 14.1(a).

“Authorized Person” means any officer or employee of Borrower.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations and all sublimits and reserves then applicable hereunder).

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base LIBOR Rate” means the rate per annum, determined by Lender in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.

“Base Rate Loan” means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means one percentage point (1.00%).

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Books” means all of Borrower’s and its Subsidiaries’ now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of Borrower’s and its Subsidiaries’ Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Collateral” means all assets and property of Borrower, including, without limitation, all of Borrower’s now owned or hereafter acquired right, title, and interest in and to each of the following:

(a)                                  all of its Accounts,

(b)                                 all of its Books,

(c)                                  all of its commercial tort claims described on Schedule 5.7(d),

(d)                                 all of its Deposit Accounts,

(e)                                  all of its Equipment,

(f)                                    all of its General Intangibles,

(g)                                 all of its Inventory,

(h)                                 all of its Investment Property (including all of its securities and Securities Accounts),

(i)                                     all of its Negotiable Collateral,

(j)                                     all of its Supporting Obligations,

(k)                                  money or other assets of Borrower that now or hereafter come into the possession, custody, or control of the Lender, and

(l)                                     the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof, provided, that, the term “Borrower Collateral” shall not include (i) any U.S. trademark or service mark application, to the extent the security interest granted hereunder would cause the invalidation of such trademark or service mark application, until such time as a statement to allege use (or the equivalent) in respect thereof has been filed with, and accepted by, the United States Patent and Trademark Office, or (ii) any of Borrower’s rights or interests in any license, contract or agreement to which Borrower is a party or any of its rights or interests thereunder to the extent that such a grant would, under the express terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407 or 9-408 of the Code of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, further, that the Borrower Collateral shall include (y) any and all proceeds of the rights or interests described in clauses (i) and (ii) above to the extent that the assignment or encumbering of such proceeds is not so restricted, and (z) upon any such licensor or other applicable party’s consent with respect to any such otherwise excluded rights or interests described in clause (ii) above being obtained, thereafter such rights or interests described in clause (ii) above as well as any proceeds thereof that theretofore have been excluded from such grant, assignment, transfer, and conveyance of a security interest shall be included in Borrower Collateral.

“Borrowing” means a borrowing hereunder consisting of Advances.

“Borrowing Base” means, as of any date of determination, the result of:

(a)                                  the lesser of

(i)                                     an amount equal to the product of (A) 0.5 and (B) EBITDA of Borrower, calculated for the trailing twelve month period ended as of the most recently completed quarter, and

(ii)                                  an amount equal to the difference between (A) the product of (x) the EBITDA Multiplier and (y) EBITDA of Borrower, calculated for the trailing twelve month period ended as of the most recently completed quarter, and (B) the principal amount of all loans then outstanding under the Floor Plan Financing Agreement, minus

(b)                                 the aggregate amount of reserves, if any, established by Lender under Section 2.1(b).

“BRS Management Agreement” means the Management Agreement, dated as of May 14, 2004, by and among Bruckmann, Rosser, Sherrill & Co., L.L.C., Parent, LDH and Borrower.

“BRS Management Fee” means, in any Fiscal Year, the greater of (i) $500,000 and (ii) one and three quarters percent (1.75%) of Adjusted EBITDA (as defined in the BRS Management Agreement).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, and (b) to the extent not covered by clause (a), the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or capitalized assets of, or the Stock of, any other Person.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Carryover Amount” has the meaning set forth in Section 7.7(c).

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1, from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Cash Management Bank” has the meaning set forth in Section 2.7(a).

“Change of Control” means (a) prior to the initial public offering of the Stock of any Loan Party (i) Permitted Holders fail to own and control, directly or indirectly, 51% or more, of the Stock of LDH having the right to vote for the election of members of the Board of Directors, (ii) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20%, or more, of the Stock of LDH having the right to vote for the election of members of the Board of Directors, (iii) a majority of the members of the Board of Directors do not constitute Continuing Directors, (iv) LDH ceases to own, directly or indirectly, and control 100% of the outstanding Stock of each of its Subsidiaries in existence as of the Closing Date, or (v) a Change of Control, as defined in the Senior Note Documents, shall occur, and (b) upon and after the initial public offering of the Stock of any Loan Party, (i) Permitted Holders fail to own and control, directly or indirectly, 35% or more, of the Stock of LDH having the right to vote for the election of members of the Board of Directors, (ii) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Stock of LDH having the right to vote for the election of members of the Board of Directors, (iii) LDH ceases to own, directly or indirectly, 100% of the outstanding Stock of each of its Subsidiaries in existence on the Closing Date, or (iv) a Change of Control, as defined in the Senior Note Documents, shall occur.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder or the date on which Lender sends Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived.

“Closing Date Business Plan” means the set of Projections of Parent and its Subsidiaries for the 3 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Lender.

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by the Loan Parties or their Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s or its Subsidiaries’ Books, Equipment or Inventory, in each case, in form and substance reasonably satisfactory to Lender.

“Collateral Assignment” means the Collateral Assignment of Stock Purchase Agreement executed and delivered by Parent in favor of Lender, in form and substance satisfactory to Lender.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, tax refunds and proceeds of any purchase price adjustments under the LDH Purchase Agreement) of the Loan Parties and their Subsidiaries.

“Commercial Tort Claim Assignment” has the meaning set forth in Section 4.4(b).

“Compliance Certificate”  means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Lender.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance satisfactory to Lender, executed and delivered by Borrower or one of its Subsidiaries, Lender, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyright Security Agreement” means a copyright security agreement executed and delivered by each Loan Party and Lender, the form and substance of which is reasonably satisfactory to Lender.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Operating Account.

“Disbursement Letter” means an instructional letter executed and delivered by Borrower to Lender regarding the extensions of credit to be made on the Closing Date, the form and substance of which is reasonably satisfactory to Lender.

“Dollars” or “$” means United States dollars.

“EBITDA” means, with respect to any fiscal period, Borrower’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains, Non-Cash Items increasing net income and interest income, plus the sum of the following items:  (a) interest expense (excluding interest or fees payable pursuant to the Floor Plan Financing Documents), income taxes, and depreciation and amortization for such period, in each case, as determined in accordance with GAAP, (b) expenses incurred during such period associated with the consummation of the transactions contemplated by the LDH Purchase Documents, this Agreement, the Floor Plan Financing Documents and the Senior Note Documents in an aggregate amount not to exceed $12,500,000, (c) any BRS Management Fee paid during such period, (d) the non-compete payment in the amount of $2,000,000 made to Donald Wallace during such period, (e) expenses incurred during such period in accordance with Section 6.19 with respect to (i) the recording of the Mortgage, intangible tax and documentary stamp tax paid in connection therewith, and (ii) obtaining the Mortgage Policy in connection with such Mortgage, (f) expenses associated with tax benefits allocated to the LDH Sellers pursuant to the LDH Purchase Agreement, as set forth on Schedule 2.3(c) to the LDH Purchase Agreement, in an amount not to exceed $4,968,717.00, ESOP contributions made by Borrower on the

Closing Date, as set forth on Exhibit 8.3(d) to the LDH Purchase Agreement, in an amount not to exceed $1,080,446.54, and payments made by Parent, on behalf of Borrower, under the supplemental phantom stock plan and the phantom stock plan, as set forth on Exhibits 8.3(b) and 8.3(c) to the LDH Purchase Agreement, in an amount not to exceed $4,502,460.70, in each case to the extent such item is deducted from consolidated net earnings of Borrower for such period, and (g) Non-Cash Items to the extent such item is deducted from consolidated net earning of Borrower.

“EBITDA Multiplier” means, as of any date of determination, an amount equal to (a) during the period from and including the Closing Date up to March 31, 2007, 2.25, (b) during the period from and including April 1, 2007 up to March 31, 2008, 2.125, and (c) from and including April 1, 2008 and at all times thereafter, 2.0.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Borrower (which approval of Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Lender.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or any Subsidiary of a Loan Party, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 USC § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 USC § 6901 et seq. (“RCA”); the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC § 2601 et seq.; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the

Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state, local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means equipment (as that term is defined in the Code) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Loan Party or a Subsidiary of a Loan Party under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Loan Party or a Subsidiary of a Loan Party under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Loan Party or a Subsidiary of a Loan Party is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Loan Party or a Subsidiary of a Loan Party and whose employees are aggregated with the employees of a Loan Party or a Subsidiary of a Loan Party under IRC Section 414(o).

“ERISA Event” means (a) any Reportable Event with respect to a Plan; (b) the provision of security pursuant to Section 401(a)(29) of the IRC or Section 307 of ERISA; (c) the existence of an “accumulated funding deficiency” (as defined in Section 412 of the IRC or Section 302 of ERISA) with respect to a Plan; (d) the filing pursuant to Section 412 of the IRC or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence with respect to a Plan of a “prohibited transaction” with respect to which any Loan Party is a “disqualified person” (within the meaning of Section 4975 of the IRC); (f) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, in any case if such event could reasonably be expected to result in liability of a Loan Party in excess of

$500,000; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan; (h) an event or condition reasonably expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability in excess of $500,000 under Title IV of ERISA, other than the PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; or (j) any other event or condition with respect to a Plan including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability to the Loan Parties in excess of $500,000.

“ESOP” means the Employee Stock Ownership Plan and Trust for the Employees of Lazy Days.

“Event of Default” has the meaning set forth in Section 8.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrower and its Subsidiaries in excess of 60 days past the invoice due date and all book overdrafts of Borrower and its Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Lender in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Existing Lender” means ING Capital LLC, CIT Lending Services Corporation and the other lenders party to the Amended and Restated Credit Agreement dated as of July 31, 2002, among such lenders, Borrower and certain of Borrower’s Affiliates.

“Fee Letter” means that certain fee letter, dated as of even date herewith, between Borrower and Lender, in form and substance reasonably satisfactory to Lender.

“Filing Authorization Letter” means a letter duly executed by Borrower and each Guarantor authorizing Lender to file appropriate financing statements without the signature of such Person in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the security interests purported to be created by the Loan Documents.

“Financial Statements” means (a) the audited consolidated balance sheet of Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2003, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, (b) the unaudited consolidated balance sheet of Borrower and its Subsidiaries for the three (3) months ended March 31, 2004 and the related consolidated statement of operations, shareholder’s equity and cash flows for the three (3) months then ended, and (c) the unaudited consolidated balance sheet of LDH for the Fiscal Year ended December 31, 2003, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended.

“Fiscal Year” means the fiscal year of Borrower ending on December 31 of each calendar year.

“Floor Plan Agent” means Bank of America, N.A., as agent for the lenders party to the Floor Plan Financing Agreement

“Floor Plan Collateral” means the Floor Plan Priority Collateral (as defined in the Intercreditor Agreement).

“Floor Plan Finance Lenders” means Bank of America, N.A. (successor by merger to Banc of America Specialty Finance, Inc.), KeyBank National Association, and the other lenders from time to time party to the Floor Plan Financing Agreement.

“Floor Plan Financing Agreement” means the Second Amended and Restated Floor Plan Credit Agreement, originally dated as of July 15, 1999, amended and restated as of July 31, 2002, and further amended and restated as of the Closing Date, by and among Borrower, Bank of America, N.A. (successor by merger to Banc of America Specialty Finance, Inc.), as administrative agent, collateral agent and lender, and KeyBank National Association, as lender, as amended, restated, supplemented or otherwise modified from time to time to the extent permitted by Section 7.7(b).

“Floor Plan Financing Documents” means the Floor Plan Financing Agreement and each other agreement, document and instrument entered into or delivered in connection therewith, in each case as amended, restated, supplemented or otherwise modified from time to time to the extent permitted by Section 7.7(b).

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning set forth in Section 2.13(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal,

administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Ground Lease” means that certain Ground Lease dated July 15, 1999, between Borrower and I-4 Land Holding Limited Company, as amended as of May 14, 2004.

“Guarantors” means (a) each Subsidiary of Borrower, (b) Parent, and (c) LDH, and “Guarantor” means any one of them.

“Guarantor Security Agreement” means one or more security agreements executed and delivered by each Guarantor in favor of Lender, in each case, in form and substance reasonably satisfactory to Lender.

“Guaranty” means that certain general continuing guaranty executed and delivered by each Guarantor in favor of Lender, in form and substance reasonably satisfactory to Lender.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all transactions, agreements, or documents now existing or hereafter entered into by a Loan Party that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Loan Party’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Indebtedness” means, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Indenture” means the Indenture dated as of May 14, 2004 between Borrower and The Bank of New York, a New York banking corporation, as trustee.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other national, state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Borrower, each Guarantor and Lender, the form and substance of which is satisfactory to Lender.

“Intercreditor Agreement” means the Intercreditor Agreement, dated of even date herewith, by and among Lender and Floor Plan Finance Lenders, as acknowledged and agreed to by Borrower, the form and substance of which is reasonably satisfactory to Lender, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3, or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means investment property (as that term is defined in the Code).

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Landlord’s Agreement” means the Estoppel Certificate dated as of the date hereof, made by I-4 Land Holding Limited Company to and for the benefit of Lender.

“L/C” has the meaning set forth in Section 2.12(a).

“L/C Disbursement” means a payment made by Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning set forth in Section 2.12(a).

“LDH” means LD Holdings, Inc., a Delaware corporation.

“LDH Acquisition” means the purchase by Parent of the LDH Stock from the LDH Sellers pursuant to the LDH Purchase Documents.

“LDH Purchase Agreement” means the Stock Purchase Agreement, dated as of April 27, 2004, by and among Parent, LDH, Borrower and the LDH Sellers.

“LDH Purchase Documents” means the LDH Purchase Agreement and all other agreements, documents and instruments entered into or delivered in connection with the LDH Purchase Agreement or the LDH Acquisition.

“LDH Sellers” means, collectively, the ESOP, acting through James L. Farnsworth as the directed trustee of the ESOP, the other stockholders of LDH listed on the signature pages to the LDH Purchase Agreement, and Oakridge Consulting, as agent for such stockholders.

“LDH Stock” means all of the issued and outstanding shares of Stock of LDH.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lender Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Lender, (b) fees or charges paid or incurred by Lender in connection with Lender’s transactions with Borrower or its Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Lender in the disbursement of funds to Borrower (by wire transfer or otherwise), (d) charges paid or incurred by Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Lender related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with Borrower or any of its Subsidiaries, (h) Lender’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means Lender, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Lender’s Account” means the account identified in Schedule L-1.

“Lender’s Liens” means the Liens granted by Borrower and its Subsidiaries to Lender under this Agreement or the other Loan Documents.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning set forth in Section 2.13(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning set forth in Section 2.13(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Lender (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means three and one half percentage points (3.50%).

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances.  Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Account” has the meaning set forth in Section 2.10.

“Loan Documents” means this Agreement, the Control Agreements, the Copyright Security Agreement, the Disbursement Letter, the Fee Letter, the Filing Authorization Letter, the Guarantor Security Agreement, the Guaranty, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Letters of Credit, the Mortgage, the Pledge Agreement, the Trademark Security Agreement, the Collateral Assignment, any note or notes executed by Borrower in connection with this Agreement and payable to Lender, and any other agreement entered into, now or in the future, by Borrower and Lender in connection with this Agreement.

“Loan Party” means any Borrower and any Guarantor; provided, that Parent shall only be a Loan Party for purposes of the definitions of the terms Change of Control, Material Adverse Change and Real Property and Sections 3.1, 5.1 through 5.9, 5.13, 5.16 through 5.20, 5.23, 5.26, 5.30, 5.32, 6.9, 6.11, 6.17, 7.1, 7.2, 7.4, 7.5, 7.12, 7.17, 8.2 through 8.5, 8.7, through 8.9, 8.11, 8.14, 8.15, 8.16, and 8.18 of this Agreement and the definitions used in such Sections.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, individually, or Parent and its Subsidiaries, taken as a whole, (b) a material impairment of a Loan Party’s ability to perform their respective obligations under the Loan Documents to which it is a party or of Lender’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Lender’s Liens with respect to Collateral with an aggregate fair market value in excess of $1,000,000 as a result of an action or failure to act on the part of a Loan Party.

“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $1,000,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or such Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium) and (ii) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance or properties of such Person or such Subsidiary.

“Maturity Date” has the meaning set forth in Section 3.4.

“Maximum Revolver Amount” means $15,000,000.

“Mortgage Policy” has the meaning set forth in Section 6.19.

“Mortgage” means that certain leasehold mortgage, security agreement, fixture filing and financing statement, dated of even date herewith, executed and delivered by Borrower in favor of Lender, in form and substance reasonably satisfactory to Lender, that encumbers the Real Property Collateral and the related improvements thereto.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which a Loan Party or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

“Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper).

“Non-Cash Items” means, with respect to any fiscal period, non-cash entries other than the accrual of revenue in the ordinary course of business and reversals of prior accruals or reserves for cash items previously excluded from the calculation of Non-Cash Items.

“Obligations” means all loans, Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Loan Parties to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Loan Parties are required to pay or reimburse by the Loan Documents, by law, or otherwise.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Operating Account” means account number 004890202640 of Borrower maintained with Bank of America, N.A., or any other account designated by Borrower with the written consent of Lender and the Floor Plan Agent.

“Overadvance” has the meaning set forth in Section 2.5.

“Parent” means RV Acquisition Inc., a Delaware corporation.

“Participant” has the meaning set forth in Section 14.1(d).

“Participation Account” means the interest-bearing account of Borrower for the investment of excess Collateral proceeds not required for the repayment of Obligations hereunder (or application to the obligations under the Floor Plan Financing Documents), which account is subject to the terms of the Intercreditor Agreement.

“Pay-Off Letter” means a letter, in form and substance reasonably satisfactory to Lender, from Existing Lender to Lender respecting the amount necessary to repay in full all of the obligations of Borrower and its Subsidiaries owing to Existing Lender and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of Borrower and its Subsidiaries.

“PBGC” means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, obsolete or otherwise requires upgrading in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive or other limited basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, and (e) dispositions of assets by a wholly-owned Subsidiary of Borrower to Borrower or any other wholly-owned Subsidiary of Borrower so long as the Lender’s rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such disposition.

“Permitted Holder” means Bruckmann, Rosser, Sherrill & Co. II, L.P. and its Affiliates and any funds or accounts managed by Bruckmann, Rosser, Sherrill & Co. II, L.P. or any of its Affiliates.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or its Subsidiaries, (e) Investments existing on the Closing Date and set forth on Schedule P-2, and (f) Investments in joint ventures in an aggregate amount for all such Investments not to exceed $500,000.

“Permitted Liens” means (a) Liens held by Lender, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (i) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) Liens with respect to the Real Property Collateral that are exceptions to the commitments for title insurance issued in connection with the Mortgage, as accepted by Lender, (l) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, (m) Liens on the Collateral in favor of the Floor Plan Finance Lenders, provided, that such Liens are subject to the Intercreditor Agreement, and (n) intellectual property licensed by Borrower to third parties in the ordinary course of business.

“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or any of its Subsidiaries, as applicable, in good faith, and (c) Lender is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Lender’s Liens.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means each employee benefit plan (including a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is, or within the preceding six years, has been established or maintained, or to which contributions are, or within the preceding six years have been made or required to be made by a Loan Party or any ERISA Affiliate.

“Pledge Agreement” means a pledge agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by each Loan Party to Lender.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties that is in (i) the Operating Account, (ii) the Participation Account, or (iii) Deposit Accounts or Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party and the improvements thereto.

“Real Property Collateral” means the parcel or parcels of Real Property identified on Schedule R-1.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations.

“Required Availability” means that the sum of (a) Excess Availability, plus (b) Qualified Cash, plus (c) available borrowing capacity under the Floor Plan Financing Agreement exceeds $20,000,000.

“Reserve Percentage” means, on any day, for Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of Lender, but so long as Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances,  plus (b) the amount of the Letter of Credit Usage.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Senior Note Documents” means the Indenture, the Senior Notes and all other agreements, documents and instruments entered into or delivered in connection therewith.

“Senior Note Indebtedness” means the unsecured Indebtedness of Borrower in favor of Senior Noteholders in the initial principal amount of not less than $152,000,000 made pursuant to the Indenture and the Senior Notes.

“Senior Noteholders” means the holders from time to time of the Senior Notes.

“Senior Notes” means the unsecured promissory notes dated of even date herewith made by Borrower in favor of the Senior Noteholders.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of all of such Person’s assets is greater than all of such Person’s debts.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Supporting Obligation” means a letter-of-credit right or secondary obligation that supports the payment or performance of an Account, chattel paper, document, General Intangible, instrument, or Investment Property.

“Tax Party” has the meaning set forth in Section 5.27.

“Taxes” has the meaning set forth in Section 16.5.

“Termination Event” means (i) a Reportable Event with respect to any Plan, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate a Plan, or (v) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Trademark Security Agreement” means a trademark security agreement executed and delivered by each Loan Party and Lender, the form and substance of which is satisfactory to Lender.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of Lender for the benefit of Borrower.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“United States” means the United States of America.

“Voidable Transfer” has the meaning set forth in Section 16.8.

“WARN” has the meaning set forth in Section 5.24.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

1.2.                            Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Borrower” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3.                            Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern.

1.4.                            Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5.                            Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.                                      LOAN AND TERMS OF PAYMENT.

2.1.                            Revolver Advances.

(a)                                  Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage.

(b)                                 Anything to the contrary in this Section 2.1 notwithstanding, Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that the Loan Parties are required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay under any Section of this Agreement or any other Loan Document, and (ii) amounts owing by the Loan Parties to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Lender’s Liens), which Lien or trust, in the Permitted Discretion of Lender likely would have a priority superior to the Lender’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

(c)                                  Lender shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

(d)                                 Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2.                            [Intentionally Omitted].

2.3.                            Borrowing Procedures and Settlements.

(a)                                  Procedure for Borrowing.  Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Lender.  Such notice must be received by Lender no later than 10:00 a.m. (California time) on a Business Day specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day.  At Lender’s election, in lieu of delivering the above-described written request, any Authorized Person may give Lender telephonic notice of such request by the required time.  In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b)                                 Making of Advances.  If Lender has received a timely request for a Borrowing in accordance with the provisions hereof, and subject to the satisfaction of the applicable terms and conditions set forth herein, Lender shall make the proceeds of such Advance available to Borrower on the applicable Funding Date by transferring available funds equal to such proceeds to Borrower’s Designated Account.

2.4.                            Payments.

(a)                                  Payments by Borrower.

(i)                                     Except as otherwise expressly provided herein, all payments by Borrower shall be made to Lender’s Account for the account of the Lender and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein.  Any payment received by Lender later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b)                                 Apportionment and Application.

(i)                                     All payments shall be remitted to Lender and all such payments, and all proceeds of Collateral received by Lender, shall be applied as follows:

(A)                              first, to pay any Lender Expenses then due to Lender under the Loan Documents, until paid in full,

(B)                                second, to pay any fees then due to Lender under the Loan Documents until paid in full,

(C)                                third, to pay interest due in respect of Advances until paid in full,

(D)                               fourth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

(E)                                 fifth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full and (ii) to Lender, to be held by Lender as cash collateral in an amount up to 105% of the Letter of Credit Usage until paid in full,

(F)                                 sixth, to pay any other Obligations, and

(G)                                seventh, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii)                                  In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not apply to any payment made by Borrower to Lender and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iii)                               For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(iv)                              In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

2.5.                            Overadvances.  If, at any time or for any reason, the amount of Obligations owed by Borrower to Lender pursuant to Section 2.1 or Section 2.12 is greater than any of the limitations set forth in Section 2.1 or Section 2.12, as applicable (an “Overadvance”), Borrower immediately shall pay to Lender, in cash, the amount of such excess, which amount shall be used by Lender to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b).  In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.6.                            Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.

(a)                                  Interest Rates.  Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

The foregoing notwithstanding, at no time shall any portion of the Obligations bear interest on the Daily Balance thereof at a per annum rate less than 4.50%.  To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate.

(b)                                 Letter of Credit Fee.  Borrower shall pay Lender a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 3.50% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c)                                  Default Rate.  Upon the occurrence and during the continuation of an Event of Default (and at the election of Lender),

(i)                                     all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii)                                  the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d)                                 Payment.  Except as provided to the contrary in Section 2.11 or Section 2.13(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations are outstanding or at any time that Lender has an obligation to extend credit hereunder.  Borrower hereby authorizes Lender, from time to time without prior notice to Borrower, to charge all interest and fees (when due and payable), all Lender Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document to Borrower’s Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder.  Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

(e)                                  Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)                                    Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrower and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7.                            Cash Management.

(a)                                  Subject to Section 2.7(c), Borrower shall (i) maintain cash management services of a type and on terms satisfactory to Lender at Bank of America, N.A. (the “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of their Account Debtors forward payment of the amounts owed by them directly to the Operating Account, (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to a Loan Party) into the Operating Account, and (iii) comply with all other provisions of the Intercreditor Agreement with respect to the Operating Account and the Participation Account.

(b)                                 Subject to Section 2.7(c), the only Deposit Accounts maintained by Borrower shall be the Operating Account and the Participation Account.  The Operating Account and the Participation Account shall at all times be subject to the sole dominion and control of the Floor Plan Agent pursuant to the terms of the Intercreditor Agreement.  Amounts in the Participation Account shall not exceed at any time the amounts set forth in the Intercreditor Agreement.

(c)                                  Borrower shall cause all Collections to be deposited into the Operating Account; provided, that upon the occurrence of an Event of Default or an event of default under the Floor Plan Financing Agreement, upon demand by Lender or the Floor Plan Agent, (i) all amounts in the Operating Account and the Participation Account shall be distributed in accordance with the terms of the Intercreditor Agreement, (ii) all Collections shall be separately identified, segregated and distributed pursuant to the terms of the Intercreditor Agreement, and (iii) no further Collections shall be deposited in, and no further Investments shall be made in, the Participation Account.  All amounts required to be sent to Lender pursuant to the terms of the Intercreditor Account shall be sent to Lender’s Account.  If, pursuant to the terms of the Intercreditor Agreement, Borrower is obligated to establish one or more new Deposit

Accounts, (i) such Deposit Accounts shall be in the sole dominion and control of Lender and subject to a Control Agreement, and (ii) such Deposit Accounts shall be established at a bank that is satisfactory to Lender.  Each such Control Agreement shall provide, among other things, that (i) the bank that is maintaining the applicable Deposit Account will comply with any instructions originated by Lender directing the disposition of the funds in such Deposit Account without further consent by Loan Parties, (ii) such bank has no rights of setoff or recoupment or any other claim against the applicable Deposit Account other than for payment of its service fees and other charges directly related to the administration of such Deposit Account and for returned checks or other items of payment, and (iii) such bank will forward, by daily sweep, all amounts in the applicable Deposit Account to the Lender’s Account.

2.8.                            Crediting Payments.  The receipt of any payment item by Lender (whether from transfers to Lender by the Cash Management Bank, pursuant to a Control Agreement, or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Lender’s Account on a Business Day on or before 11:00 a.m. (California time).  If any payment item is received into the Lender’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

2.9.                            Designated Account.  Lender is authorized to make the Advances, and Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d).  Borrower agrees to maintain the Designated Account for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Lender hereunder.  Unless otherwise agreed by Lender and Borrower, any Advance requested by Borrower and made by Lender hereunder shall be made to the Designated Account.

2.10.                     Maintenance of Loan Account; Statements of Obligations.  Lender shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances made by Lender to Borrower or for Borrower’s account, the Letters of Credit issued by Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Expenses.  In accordance with Section 2.8, the Loan Account will be credited with all payments received by Lender from Borrower or for Borrower’s account, including all amounts received in the Lender’s Account from any Cash Management Bank.  Lender shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

2.11.                     Fees.  Borrower shall pay to Lender the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

(a)                                  Unused Line Fee.  On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to 0.50% per annum times the result of (i) the Maximum Revolver Amount, less (ii) the sum of (A) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (B) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month,

(b)                                 Fee Letter Fees.  As and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter, and

(c)                                  Audit, Appraisal, and Valuation Charges.  Audit, appraisal, and valuation fees and charges as follows (i) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each financial audit of Loan Parties performed by personnel employed by Lender, (ii) if implemented, a fee of $850 per day, per applicable individual, plus out of pocket expenses for the establishment of electronic collateral reporting systems, (iii) a fee of $1,500 per day per appraiser, plus out-of-pocket expenses, for each appraisal of the Collateral, or any portion thereof, performed by personnel employed by Lender, and (iv) the actual charges paid or incurred by Lender if it elects to employ the services of one or more third Persons to perform financial audits of Loan Parties, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess Loan Parties’ business valuation; provided, that so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall only be obligated to pay the fees for two financial audits in any Fiscal Year.

2.12.                     Letters of Credit

(a)                                  Subject to the terms and conditions of this Agreement, Lender agrees to issue letters of credit for the account of Borrower (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrower.  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to Lender via hand delivery, telefacsimile, or other electronic method of transmission two (2) Business Days in advance of the requested date of issuance, amendment, renewal, or extension.   Each such request shall be in form and substance satisfactory to Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit.   If requested by Lender, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C

Undertaking.  Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(i)                                     the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances, or

(ii)                                  the Letter of Credit Usage would exceed $10,000,000, or

(iii)                               the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances.

Borrower and Lender acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date.  Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars.  If Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Lender by paying to Lender an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6.  To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance.

(b)                                 Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by Lender arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of Lender.  Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Lender’s interpretations of any L/C issued by Lender to or for Borrower’s account, even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto.  Borrower understands that the L/C Undertakings may require Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer.  Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Lender under any L/C Undertaking as a result of Lender’s indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of Lender.  Borrower hereby acknowledges and agrees that Lender shall not be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(c)                                  Borrower hereby authorizes and directs any Underlying Issuer to deliver to Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(d)                                 Any and all charges, commissions, fees, and costs incurred by Lender relating to Underlying Letters of Credit shall be Lender Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Lender for the account of Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(e)                                  If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i)                                     any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii)                                  there shall be imposed on the Underlying Issuer or Lender any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Lender, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder.  The determination by Lender of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13.                     LIBOR Option.

(a)                                  Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto (provided, however, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the occurrence of an Event of Default in consequence of which Lender has elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate and Lender shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b)                                 LIBOR Election.

(i)                                     Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Lender prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Lender of a LIBOR Notice received by Lender before the LIBOR Deadline, or by telephonic notice received by Lender before the LIBOR Deadline (to be confirmed by delivery to Lender of a LIBOR Notice received by Lender prior to 5:00 p.m. (California time) on the same day.

(ii)                                  Each LIBOR Notice shall be irrevocable and binding on Borrower.  In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Lender harmless against any loss, cost, or expense incurred by Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”).  Funding Losses shall be deemed to equal the amount determined by Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of Lender delivered to Borrower setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

(iii)                               Borrower shall have not more than 5 LIBOR Rate Loans in effect at any given time.  Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

(c)                                  Prepayments.  Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Lender of proceeds of Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Lender and its Participants harmless against any and all Funding Losses in accordance with clause  (b)(ii) above.

(d)                                 Special Provisions Applicable to LIBOR Rate.

(i)                                     The LIBOR Rate may be adjusted by Lender on a prospective basis to take into account any additional or increased costs to Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate.  In any such event, Lender shall give Borrower notice of such a determination and adjustment and, upon its receipt of the notice from Lender, Borrower may, by notice to Lender (y) require Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii)                                  In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Lender, make it unlawful or impractical for Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, Lender shall give notice of such changed circumstances to Borrower and (y) in the case of any LIBOR Rate Loans that are outstanding, the date specified in Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR

Rate Loans, and interest upon the LIBOR Rate Loans thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until Lender determines that it would no longer be unlawful or impractical to do so.

(e)                                  No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Lender, nor any of its Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.  The provisions of this Section shall apply as if Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14.                     Capital Requirements.  If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Lender’s or such holding company’s capital as a consequence of Lender’s obligations hereunder to a level below that which Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Lender to be material, then Lender may notify Borrower thereof.  Following receipt of such notice, Borrower agrees to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, Lender may use any reasonable averaging and attribution methods.

3.                                      CONDITIONS; TERM OF AGREEMENT.

3.1.                            Conditions Precedent to the Initial Extension of Credit.  The obligation of Lender to make the initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Lender (the making of such initial extension of credit by Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)                                  the Closing Date shall occur on or before May 14, 2004;

(b)                                 Lender shall have received a Filing Authorization Letter, duly executed by Borrower and each Guarantor, together with appropriate financing statements duly filed in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the Lender’s Liens in and to the Collateral, and Lender shall have received customary searches reflecting the filing of all such financing statements and evidencing the absence of any other Liens on the Collateral, other than Liens on the Floor Plan Collateral in favor of the Floor Plan Finance Lenders and other Liens acceptable to Lender;

(c)                                  Lender shall have received each of the following documents, in form and substance reasonably satisfactory to Lender, duly executed, and each such document shall be in full force and effect:

(i)                                     the Copyright Security Agreement,

(ii)                                  the Disbursement Letter,

(iii)                               the Fee Letter,

(iv)                              the Guarantor Security Agreement,

(v)                                 the Guaranty,

(vi)                              the Intercompany Subordination Agreement,

(vii)                           the Mortgage,

(viii)                        the Pay-Off Letter, together with termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Borrower and its Subsidiaries,

(ix)                                the Pledge Agreement, together with (A) all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank and (B) all promissory notes (including, without limitation, any intercompany promissory notes issued by any Subsidiary of a Loan Party) pledged thereunder, as well as allonges thereto or other appropriate instruments of transfer endorsed in blank,

(x)                                   the Trademark Security Agreement,

(xi)                                the Collateral Assignment, and

(xii)                             the Intercreditor Agreement;

(d)                                 Lender shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Loan Party is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(e)                                  Lender shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the

Secretary of such Loan Party, and, as of a recent date, by an appropriate official of the jurisdiction of organization of such Loan Party;

(f)                                    Lender shall have received a certificate of status with respect to each Loan Party, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(g)                                 Lender shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(h)                                 Lender shall have received a certificate of insurance, as are required by Section 6.8, the form and substance of which shall be reasonably satisfactory to Lender;

(i)                                     Lender shall have received the Landlord’s Agreement;

(j)                                     Lender shall have received an opinion of Borrower’s counsel in form and substance reasonably satisfactory to Lender;

(k)                                  Lender shall have received satisfactory evidence (including a certificate of the chief financial officer of Borrower) that all tax returns required to be filed by Parent and its Subsidiaries have been timely filed and all taxes upon Parent and its Subsidiaries or their properties, assets, income, and franchises (including Real Property taxes, sales taxes, and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

(l)                                     Lender shall have received a certificate from the chief financial officer of each Loan Party certifying (i) as to the truth and accuracy of the representations and warranties of each Loan Party contained in Section 5, (ii) the absence of any Defaults or Events of Default, and (iii) that after giving effect to the incurrence of Indebtedness under this Agreement, each Loan Party is Solvent;

(m)                               Borrower shall have the Required Availability after giving effect to the initial extensions of credit hereunder, the consummation of the LDH Acquisition and the payment of all fees and expenses required to be paid by Borrower on the Closing Date under this Agreement, the other Loan Documents, the Senior Note Documents and the Floor Plan Financing Documents;

(n)                                 Lender shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Loan Parties’ books and records and verification of Loan Parties’ representations and warranties to Lender, the results of which shall be satisfactory to Lender, and (ii) an inspection of each of the locations where Borrower’s Inventory is located, the results of which shall be satisfactory to Lender;

(o)                                 Lender shall have received completed reference checks with respect to Borrower’s senior management, the results of which are satisfactory to Lender in its sole discretion;

(p)                                 Lender shall have received Borrower’s Closing Date Business Plan and the Financial Statements, together with a certificate of the Secretary of Borrower certifying each such document as being a true, correct and complete copy thereof, in each case, in form and substance satisfactory to Lender;

(q)                                 Borrower shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement;

(r)                                    Lender shall have received and reviewed copies of each of the Senior Note Documents, the Floor Plan Financing Documents and the other Material Contracts, together with a certificate of the Secretary of Borrower certifying each such document as being a true, correct, and complete copy thereof and that such agreements remain in full force and effect and that no Loan Party is in breach or default in any of its obligations under such agreements;

(s)                                  Loan Parties shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Loan Parties of the Loan Documents or with the consummation of the transactions contemplated thereby;

(t)                                    Lender shall have received fully executed copies of each of the LDH Purchase Documents, together with a certificate of the Secretary of Borrower certifying each such document as being a true, correct and complete copy thereof and that such agreements remain in full force and effect and that none of the Loan Parties is in breach or default in any of its obligations under such agreements;

(u)                                 Lender shall have received a copy of each legal opinion delivered in connection with the LDH Acquisition, which opinions shall either be addressed to Lender, or be delivered together with a letter permitting Lender to rely on such opinion;

(v)                                 Lender shall have received the Final Balance Sheet and the Final Schedule (as such terms are defined in the LDH Purchase Agreement) delivered in accordance with terms of the LDH Purchase Agreement;

(w)                               (i) the LDH Acquisition, including all of the terms and conditions thereof, shall have been duly authorized by the board of directors and (if required by applicable law) the shareholders or members of the parties to the LDH Purchase Agreement and all LDH Purchase Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect as if made on and as of the Closing Date; (ii) the representations and warranties set forth in the LDH Purchase Documents shall be true and correct in all material respects as if made on and as of the Closing Date; (iii) each of the conditions precedent to the obligations of each of the parties to the LDH Purchase Documents to consummate the LDH Acquisition as set forth in the LDH Purchase Documents shall have been satisfied (or waived with the consent of Lender) and the LDH Acquisition shall have been consummated in accordance with the LDH Purchase Documents and all applicable law; (iv) the consideration to be paid by Parent on the Closing Date in respect of the LDH Acquisition shall not exceed $215,000,000; (v) Lender shall have received evidence reasonably satisfactory to it as to the foregoing, as to the receipt by all parties to the LDH Purchase Documents of all necessary regulatory, creditor, lessor, and other third-party approvals (including Hart-Scott Rodino), and as to compliance with all laws applicable to any of such parties; and (vi) prior to or concurrently with the making of the initial Advance (A) Parent shall purchase pursuant to the LDH Purchase Agreement (no material provision of which shall have been amended or otherwise modified or waived without the prior written consent of Lender), and shall become the owner of all of the LDH Stock, free and clear of all Liens, and (B) each of the LDH Sellers and Parent shall have fully performed all of the obligations to be performed by it under the LDH Purchase Documents;

(x)                                   Borrower shall have received gross cash proceeds of $150,000,000 from the issuance of the Senior Notes, and on the Closing Date, Borrower shall have the Required Availability, after giving effect to (1) the initial Advances made and Letters of Credit issued on the Closing Date, (2) the repayment in full of all indebtedness owing to Existing Lender, and (3) the payment of all fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, the LDH Purchase Documents, the Senior Note Documents, the Floor Plan Financing Documents and the transactions contemplated hereby and thereby and Borrower shall deliver to Lender a certificate of the chief financial officer of Borrower certifying as to the matters set forth above and containing the calculation of Required Availability;

(y)                                 the Senior Note Documents and the Floor Plan Financing Documents shall be reasonably satisfactory, in form and substance, to Lender;

(z)                                   Lender shall have received a certificate of the chief financial officer of Borrower certifying as to a detailed calculation of the Borrowing Base; and

(aa)                            all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Lender.

3.2.                            Conditions Subsequent to the Initial Extension of Credit.  The obligation of Lender to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

(a)                                  within 30 days of the Closing Date, deliver to Lender certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be reasonably satisfactory to Lender and its counsel;

(b)                                 with 15 days of the Closing Date cause LDRV Holdings Corp. to become a Guarantor and deliver to Lender all agreements, instruments or other documents reasonably requested by Lender in connection therewith, including, without limitation, the documents required pursuant to Section 6.15 with respect to new Subsidiaries; and

(c)                                  within 5 Business Days of the Closing Date, deliver to Lender endorsements with respect to property insurance of the Loan Parties, as are required by Section 6.8, the form and substance of which shall be reasonably satisfactory to Lender.

3.3.                            Conditions Precedent to all Extensions of Credit.  The obligation of Lender to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a)                                  the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)                                 no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)                                  no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Lender, or any of their Affiliates; and

(d)                                 no Material Adverse Change shall have occurred.

3.4.                            Term.  This Agreement shall continue in full force and effect for a term ending on May 14, 2009 (the “Maturity Date”).  The foregoing notwithstanding, Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5.                            Effect of Termination.  On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit) immediately shall become due and payable without notice or demand (including (a) providing cash collateral to be held by Lender in an amount equal to 105% of the Letter of Credit Usage, (b) causing the original Letters of Credit to be returned to Lender, or (c) collateralizing the original Letters of Credit with a back to back letter of credit, in an amount equal to 105% of the Letter of Credit Usage, in form and substance and issued by a commercial bank reasonably satisfactory to the Lender and the Underlying Issuer).  No termination of this Agreement, however, shall relieve or discharge Borrower or its Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Documents and the Lender’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and Lender’s obligations to provide additional credit hereunder have been terminated.  When this Agreement has been terminated and all of the Obligations have been paid in full and Lender’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Lender will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Lender’s Liens and all notices of security interests and liens previously filed by Lender with respect to the Obligations.

3.6.                            Early Termination by Borrower.  Borrower has the option, at any time upon 90 days prior written notice to Lender, to terminate this Agreement by paying to Lender, in cash, the Obligations (including (a) providing cash collateral to be held by Lender in an amount equal to 105% of the Letter of Credit Usage, (b) causing the original Letters of Credit to be returned to Lender, or (c) collateralizing the original Letters of Credit with a back to back letter of credit, in an amount equal to 105% of the Letter of Credit Usage, in form and substance and issued by a commercial bank reasonably satisfactory to the Lender and the Underlying Issuer), in full, together with the Applicable Prepayment Premium.  If Borrower has sent a notice of termination pursuant to the provisions of this Section, then Lender’s obligations to extend credit hereunder shall terminate and Borrower shall be obligated to repay the Obligations (including (a) providing cash collateral to be held by Lender in an amount equal to 105% of the Letter of Credit Usage, (b) causing the original Letters of Credit to be returned to Lender, or (c) collateralizing the original Letters of Credit with a back to back letter of credit, in an amount equal to 105% of the Letter of Credit Usage, in form and substance and issued by a commercial bank reasonably satisfactory to the Lender and the Underlying Issuer), in full, together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice.  In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason, including (a) termination upon the election of Lender to terminate after the occurrence and during the continuation of an Event of Default, (b) foreclosure and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (d) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to Lender or profits lost by Lender as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of Lender, Borrower shall pay the Applicable Prepayment Premium to Lender, measured as of the date of such termination, provided, that, if this Agreement is terminated and the Obligations are paid in full with the proceeds of a private placement by a Loan Party of subordinated indebtedness or equity, an initial public offering of a Loan Party, a sale of all of the Stock of any Loan Party or a sale of all or substantially all of the assets of the Borrower, the Applicable Prepayment Premium shall be reduced by one-half.

4.                                      CREATION OF SECURITY INTEREST.

4.1.                            Grant of Security Interest.  Borrower hereby grants to Lender a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Borrower Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  The Lender’s Liens in and to the Borrower Collateral shall attach to all Borrower Collateral without further act on the part of Lender or Borrower.  Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for

Permitted Dispositions, Borrower and its Subsidiaries have no authority, express or implied, to dispose of any item or portion of the Collateral.

4.2.                            Negotiable Collateral.  In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that Lender determines that perfection or priority of Lender’s security interest is dependent on or enhanced by possession, Borrower, as soon as practicable after its receipt of a written notice by Lender, shall endorse and deliver physical possession of such Negotiable Collateral to Lender.

4.3.                            Collection of Accounts, General Intangibles, and Negotiable Collateral.  At any time after the occurrence and during the continuation of an Event of Default, Lender or Lender’s designee may (a) notify Account Debtors of Borrower that Borrower’s Accounts, chattel paper, or General Intangibles have been assigned to Lender or that Lender has a security interest therein, or (b) collect Borrower’s Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account.  Borrower agrees that it will hold in trust for Lender, as Lender’s trustee, any of its or its Subsidiaries’ Collections that it receives and immediately will deliver such Collections to Lender or a Cash Management Bank in their original form as received by Borrower or its Subsidiaries.

4.4.                            Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

(a)                                  Borrower authorizes Lender to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of Borrower where permitted by applicable law. Borrower hereby ratifies the filing of any financing statement filed without the signature of Borrower prior to the date hereof.

(b)                                 If Borrower or its Subsidiaries acquire any commercial tort claims after the date hereof, Borrower shall promptly (but in any event within 5 Business Days after such acquisition) deliver to Lender a written description of such commercial tort claim and shall deliver a written agreement, in form and substance reasonably satisfactory to Lender, pursuant to which Borrower or its Subsidiary, as applicable, shall grant a perfected security interest in all of its right, title and interest in and to such commercial tort claim to Lender, as security for the Obligations (a “Commercial Tort Claim Assignment”).

(c)                                  At any time upon the request of Lender (but, in the absence of a continuing Event of Default, no more than once every six (6) months in the case of intellectual property), Borrower shall execute or deliver to Lender, and shall cause its Subsidiaries to execute or deliver to Lender, any and all financing statements, original financing statements in lieu of continuation statements, amendments to financing statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that Lender may request in its Permitted Discretion, in form and substance reasonably satisfactory to Lender, to create, perfect, and continue perfected or to better perfect the Lender’s Liens in the assets of Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Lender in any owned Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.  To the maximum extent permitted by applicable law, Borrower authorizes Lender to execute any such Additional Documents in Borrower’s name and authorizes Lender to file such executed Additional Documents in any appropriate filing office.  In addition, on such periodic basis as Lender shall require (but, in the absence of a continuing Event of Default, no more than once every six (6) months), Borrower shall (i) provide Lender with a report of all new material patentable, copyrightable, or trademarkable materials acquired or generated by Borrower or its Subsidiaries during the prior period, (ii) cause all material patents, copyrights, and trademarks acquired or generated by Borrower or its Subsidiaries that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower’s or the applicable Subsidiary’s ownership thereof, and (iii) cause to be prepared, executed, and delivered to Lender supplemental schedules to the applicable Loan Documents to identify such material patents, copyrights, and trademarks as being subject to the security interests created thereunder ; provided, however, that neither Borrower nor any of its Subsidiaries shall register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the Closing Date or thereafter acquired, arising, or developed) unless (i) the Borrower provides Lender with written notice of its intent to register such copyrights not less than five (5) Business Days prior to the date of the proposed registration, and (ii) prior to such registration, the applicable Person executes and delivers to Lender a copyright security agreement in form and substance reasonably satisfactory to Lender, supplemental schedules to any existing copyright security agreement, or such other documentation as Lender reasonably deems necessary in order to perfect (to the extent possible under applicable law) and continue perfected Lender’s Liens on such copyrights following such registration.

4.5.                            Power of Attorney.  Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees, or agents designated by Lender) as Borrower’s true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower’s name on any invoice or bill of lading relating to the Borrower Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Borrower’s or its Subsidiaries’ Accounts, (d) endorse Borrower’s name on any of its payment items (including all of its Collections) that may come into Lender’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting Borrower’s or its Subsidiaries’ Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary.  The appointment of Lender as Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Lender’s obligations to extend credit hereunder are terminated.

4.6.                            Right to Inspect.  Lender (through any of its officers, employees, or agents) shall have the right (upon reasonable prior notice to Borrower so long as no Default or Event of Default shall have occurred and be continuing), from time to time hereafter to inspect the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrower’s and its Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

4.7.                            Control Agreements.  Borrower will comply with the terms of the Intercreditor Agreement with respect to the Operating Account and the Participation Account.  Borrower agrees that it will not transfer assets out of any of its Deposit Accounts or Securities Accounts; provided, however, that so long as no Event of Default has occurred and is continuing or would result therefrom, Borrower may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement or the other Loan Documents and, if the transfer is to another bank or securities intermediary, so long as Borrower, Lender, and the substitute bank or securities intermediary have entered into a Control Agreement.  Borrower agrees that it will take any or all reasonable steps in order for Lender to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 7.12) all of its or their Securities Accounts, Deposit Accounts (other than the Operating Account and the Participation Account), electronic chattel paper, Investment Property, and letter-of-credit rights.  No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by Borrower without the prior written consent of Lender.  Upon the occurrence and during the continuance of a Default or Event of Default and subject to the terms of the Intercreditor Agreement, Lender may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Lender’s Account.

5.                                      REPRESENTATIONS AND WARRANTIES.

In order to induce Lender to enter into this Agreement, Borrower makes the following representations and warranties to Lender which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1.                            No Encumbrances.  Each Loan Party has good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.

5.2.                            Accounts.  To Borrower’s knowledge, all Accounts of the Loan Parties are (a) bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of Loan

Parties’ business, and (b) owed to a Loan Party without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation.

5.3.                            Inventory.  Except as set forth on Schedule 5.3, all of the Inventory of Loan Parties and their Subsidiaries is suitable, useable and saleable in the ordinary course of business, except to the extent of normal obsolescence or reserved against in accordance with GAAP.

5.4.                            Equipment.  All of the Equipment of the Loan Parties is used or held for use in their business and is fit for such purposes.

5.5.                            Location of Inventory and Equipment.  The Inventory and Equipment of Loan Parties (including Inventory and Equipment stored with a bailee, warehouseman, or similar party) are located only at, or in-transit between, the locations identified on Schedule 5.5 (as such Schedule may be updated pursuant to Section 6.9).

5.6.                            Inventory Records.  Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

5.7.                            State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a)                                  The jurisdiction of organization of each Loan Party is set forth on Schedule 5.7(a).

(b)                                 The chief executive office of each Loan Party is located at the address indicated on Schedule 5.7 (b) (as such Schedule may be updated pursuant to Section 6.9).

(c)                                  Each Loan Party’s organizational identification number, if any, is identified on Schedule 5.7(c).

(d)                                 As of the Closing Date, no Loan Party holds any commercial tort claims, except as set forth on Schedule 5.7(d).

5.8.                            Due Organization and Qualification; Subsidiaries.

(a)                                  Each Loan Party is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified would not be reasonably likely to result in a Material Adverse Change.

(b)                                 Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized capital Stock of each Loan Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.  Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)                                  Set forth on Schedule 5.8(c), is a complete and accurate list of each Loan Party’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Loan Party.  All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)                                 Except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  No Loan Party or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Loan Party’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

5.9.                            Due Authorization; No Conflict.

(a)                                  The execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)                                 The execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, (ii) violate the Governing Documents of any Loan Party, (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party, (iv) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Loan Party, other than Permitted Liens, or (v) require the approval of any Loan Party’s interestholders or any approval or consent of any Person under any Material Contract of any, other than consents or approvals that have been obtained and that are still in force and effect, except in the case of clauses (i), (iii) and (v), such violations, conflicts, defaults or approvals as would not reasonably be expected to result in a Material Adverse Change.

(c)                                  Other than the filing of financing statements, and the recordation of the Mortgage, the execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which such Loan Party is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(d)                                 This Agreement and the other Loan Documents to each Loan Party is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Loan Party will be the legally valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)                                  The Lender’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

5.10.                     Litigation.  Other than those matters disclosed on Schedule 5.10, none of which reasonably would be expected to result in a Material Adverse Change, and other than matters arising after the Closing Date that reasonably would not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending or, to the knowledge of Borrower, threatened against any Loan Party or any of its Subsidiaries.

5.11.                     No Material Adverse Change.  All financial statements relating to Parent and its Subsidiaries that have been delivered by Borrower to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Parent’s and its Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended.  There has not been a Material Adverse Change with respect to Parent and its Subsidiaries since the date of the latest financial statements submitted to Lender on or before the Closing Date.

5.12.                     Fraudulent Transfer.

(a)                                  Each Loan Party and each of its Subsidiaries is Solvent.

(b)                                 No transfer of property is being made by Parent or any of its Subsidiaries and no obligation is being incurred by Parent or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Parent or any of its Subsidiaries.

5.13.                     Employee Benefits.

(a)                                  Each Plan (including, to the knowledge of the Loan Parties, any Multiemployer Plan, but excluding the ESOP) has been for the preceding six years and continues to be maintained, funded, operated and administered in compliance with applicable law and its governing plan document.  Each Plan (including, to the knowledge of the Loan Parties, any Multiemployer Plan but excluding the ESOP) which is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service and nothing has occurred which would cause the loss of such qualification.

(b)                                 Except as set forth in Schedule 5.13(b), none of the Loan Parties or any of their ERISA Affiliates maintains or contributes to any Plan that is a defined benefit plan.

Where a Loan Party or ERISA Affiliate maintains such a Plan, the minimum funding standards of ERISA and the IRC have been satisfied with respect to such Plan.

(c)                                  Except as set forth on Schedule 5.13(c) and except as required by Section 4980B of the IRC, neither the Loan Parties nor their ERISA Affiliates maintain a Plan that provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.

(d)                                 To any Loan Party’s knowledge, there are no pending or threatened claims, actions, proceedings or lawsuits or action by any Governmental Authority, with respect to any Plan.  To any Loan Party’s knowledge, there has not been in the preceding six years and there is currently no prohibited transaction under ERISA or the IRC or violation of the ERISA fiduciary responsibility rules with respect to any Plan; provided, that the representations set froth in this clause (d) shall not apply to the ESOP.

(e)                                  No ERISA Event has occurred or is expected to occur, nor has any other event occurred or is expected to occur that may result in an ERISA Event that would reasonably be expected to result in a Material Adverse Change; provided; that the representations set forth in this clause (e) shall not apply to the ESOP.

(f)                                    None of the Loan Parties or any ERISA Affiliate has incurred or reasonably expects to incur, any liability with respect to a Multiemployer Plan which would reasonably be expected to result in a Material Adverse Change.

5.14.                     Environmental Condition.  Except as set forth on Schedule 5.14, (a) none of Loan Parties’ or their Subsidiaries’ properties or assets has ever been used by Loan Parties, their Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation of any applicable Environmental Law and would reasonably be expected to result in a Material Adverse Change, (b) to the Borrower’s knowledge, none of Loan Parties’, or their Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of the Loan Parties’ nor any of their Subsidiaries has received written notice that a Lien has attached to any revenues or to any Real Property owned or operated by any Loan Party or any of its Subsidiaries, and (d) neither Borrower nor its Subsidiaries has received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower or its Subsidiaries resulting in the releasing or disposing of Hazardous Materials into the environment where the subject matter of such summons, citation, notice or directive would be reasonably likely to result in a Material Adverse Change.

5.15.                     Brokerage Fees.  Neither Parent nor any of its Subsidiaries has utilized the services of any broker or finder in connection with Borrower’s obtaining financing from Lender under this Agreement and no brokerage commission or finders fee is payable by Parent or any of its Subsidiaries in connection herewith.

5.16.                     Intellectual Property.  Each Loan Party owns, or holds licenses to, all trademarks, trade names, copyrights, patents, and patent rights that are necessary for the conduct of its business as currently conducted.  Attached hereto as Schedule 5.16 (as updated from time to time) is a true, correct, and complete listing of all registered patents, patent applications, registered trademarks, trademark applications, registered copyrights, and copyright registrations as to which each Loan Party is the owner.

5.17.                     Leases.  The Loan Parties enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, to the Loan Parties’ knowledge, all of such leases are valid and subsisting and no material default by any Loan Party exists under any of them.

5.18.                     Deposit Accounts and Securities Accounts.  Set forth on Schedule 5.18 is a listing of all of the Loan Parties’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

5.19.                     Complete Disclosure.  All factual information, other than pro forma financial information and the Projections, (taken as a whole) furnished by or on behalf of the Loan Parties in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Lender, such additional Projections represent the Loan Parties’ good faith estimate of Parent and its Subsidiaries future performance for the periods covered thereby, it being understood by Lender that projected financial information represents an estimate, based on various assumptions of future results, which may not occur in fact and may differ from the projected results set forth therein.

5.20.                     Indebtedness.  Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of each Loan Party outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate outstanding principal amount of such Indebtedness.

5.21.                     Margin Stock.  None of the Loan Parties is nor will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.22.                     Permits, Etc.  Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and the Real

Property currently owned, leased, managed or operated, or to be acquired, by such Person except for such permits, licenses, authorizations, approvals, entitlements and accreditations the absence of which would not reasonably be likely to result in a Material Adverse Change.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation that would be reasonably likely to result in a Material Adverse Change, and to the knowledge of the Loan Parties, there is no claim that any thereof is not in full force and effect.

5.23.                     Material Contracts.  Set forth on Schedule 5.23 is a complete and accurate list as of the Closing Date of all Material Contracts of the Loan Parties.  Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against the Loan Party that is a party thereto and, to the knowledge of the Loan Parties, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the knowledge of the Loan Parties, any other party thereto, except, in the case of clauses (i), (ii) and (iii), as would not reasonably be likely to result in a Material Adverse Change.

5.24.                     Employee and Labor Matters.  Except as set forth on Schedule 5.24, there is (a) no unfair labor practice complaint pending or, to the knowledge of the Loan Parties, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending against any Loan Party which arises out of or under any collective bargaining agreement, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the knowledge of the Loan Parties, threatened against any Loan Party and (c) no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any of them.  No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements.  All material payments due from any Loan Party on account of workers compensation, wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

5.25.                     Customers and Suppliers.  There exists no actual or, to the knowledge of the Loan Parties, threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (a) any Loan Party, on the one hand, and any municipality, customer or any group thereof, on the other hand or (b) any Loan Party, on the one hand, and any supplier thereof or distributor therefor, on the other hand, which termination, cancellation, limitation, modification or change in any such case would, individually or in the aggregate, reasonably be likely to result in a Material Adverse Change.

5.26.                     Properties.

(a)                                  Each Loan Party has good and marketable title to, or valid leasehold interests in, all property and assets material to its business (collectively, the “Properties”), free and clear of all Liens, except Permitted Liens.  The Properties are in good working order and condition, ordinary wear and tear excepted.

(b)                                 Schedule 5.26 sets forth a complete and accurate list of the location, by state and street address, of all Real Property (whether owned or leased) of each Loan Party.

5.27.                     Taxes.  Each Loan Party, and each Person which has tax liabilities for which any Loan Party is liable (each, a “Tax Party”) has filed, or caused to be filed, all federal, state and other material tax returns and reports required to be filed, and has paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable.  All information in such tax returns, reports and declarations is complete and accurate in all material respects.  Each Tax Party has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, and has collected, deposited and remitted in accordance with all applicable laws, all sales, use and similar taxes applicable to the conduct of its business, except, in each case, to the extent that the validity of such assessment or tax is the subject of a Permitted Protest.  There are no Liens on any properties or assets of any Loan Party imposed or arising as a result of the delinquent payment or the nonpayment of any tax, assessment, fee or other governmental charge.

5.28.                     Financial Statements.  The Financial Statements, copies of which have been delivered to Lender, fairly present, in all material respects, the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP (except, in the case of unaudited Financial Statements, for the lack of footnotes and being subject to year-end audit adjustments).

5.29.                     Insurance.  Each Loan Party and each of its Subsidiaries keeps its property adequately insured and maintains (a) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (b) workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law or as may be reasonably required by Lender (including, without limitation, against larceny, embezzlement or other criminal misappropriation).  Schedule 5.29 sets forth a list of all insurance maintained by each Loan Party on the Closing Date.

5.30.                     Holding Company and Investment Company Acts.  None of the Loan Parties is (a) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (b) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

5.31.                     LDH Acquisition.  The LDH Acquisition has been effected in accordance with the terms of the LDH Purchase Documents and all applicable law.  At the time of consummation of the LDH Acquisition, (a) all consents and approvals of, and filings and registrations with, and all other actions in respect of, all Governmental Authorities required in order to consummate the LDH Acquisition (including Hart Scott Rodino) shall have been obtained, given, filed or taken and shall be in full force and effect and (b) there shall not exist any judgment, order or injunction prohibiting or imposing any material adverse condition upon the consummation thereof.

5.32.                     LDH Purchase Documents.  (a) Borrower has delivered to Lender a true, complete and correct copy, as of the Closing Date, of each LDH Purchase Document, including all schedules and exhibits thereto and all agreements, instruments or other documents evidencing or governing any Stock issued in connection with any LDH Purchase Document; (b) the execution, delivery and performance of each LDH Purchase Document has been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of stockholders or other holders of Stock required by law or by any applicable corporate or other organizational documents) on the part of each Loan Party that is a party thereto and, to the knowledge of the Loan Parties, each other Person that is a party thereto; (c) no authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority or any other Person is required for such execution, delivery and performance, other than such as have been obtained on or prior to the Closing Date; (d) each LDH Purchase Document is the legal, valid and binding obligation of each Loan Party that is a party thereto and, to the knowledge of the Loan Parties, each other Person that is a party thereto, enforceable against each Loan Party that is a party thereto and, to the knowledge of the Loan Parties, each other Person that is a party thereto, in accordance with its terms; (e) none of the Loan Parties is in default of any of its obligations under any LDH Purchase Document to which it is a party, and, to the knowledge of the Loan Parties, no LDH Seller or any other party to any LDH Purchase Document is in default thereunder; (f) all representations and warranties made by each Loan Party in the LDH Purchase Documents and in the certificates delivered in connection therewith are true and correct, in all material respects, as of the date hereof and, to the knowledge of the Loan Parties, all representations and warranties made in the LDH Purchase Documents by or on behalf of the LDH Sellers, or any other party thereto other than a Loan Party, are true and correct, in all material respects, as of the date hereof; (g) all information with respect to each Loan Party and the LDH Acquisition, and, to the knowledge of the Loan Parties, the business and LDH Stock acquired in connection with the LDH Acquisition, furnished to Lender by, or on behalf of each Loan Party was, at the time the same was so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, to the extent necessary to give Lender a true and accurate knowledge of the subject matter thereof in relation to each Loan Party, the LDH Acquisition, and the business and LDH Stock acquired in connection with the LDH Acquisition; and (h) in connection with the LDH Acquisition, Parent is acquiring the LDH Stock and, on the Closing Date, after giving effect to the transactions contemplated by this Agreement, by the LDH Purchase Agreement and by the other LDH Purchase Documents, (i) Parent will have good title to all of the LDH Stock, free and clear of all Liens and (ii) LDH will have good title to all of the Borrower’s Stock, free and clear of all Liens.

5.33.                     Real Property Collateral.

(a)                                  The use of the Real Property complies in all material respects with, and shall remain in compliance in all material respects with, all applicable statutes, rules,

regulations and private covenants now or hereafter relating to the ownership, construction, use or operation of the Real Property, including all applicable statutes, rules and regulations pertaining to requirements for equal opportunity, anti-discrimination, fair housing, zoning and land use.  The improvements on the Real Property comply in all material respects with, and shall remain in compliance in all material respects with, all applicable health, fire and building codes.  All material certifications, permits, licenses and approvals, including, without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Real Property have been obtained and are in full force and effect.  All of the improvements on the Real Property comply in all material respects with all requirements of any applicable zoning and subdivision laws and ordinances, including, without limitation, parking requirements.

(b)                                 The Real Property is not located in a “flood hazard area”, as such term is defined by the U.S. Federal Insurance Administration.

(c)                                  No part of the Real Property Collateral has been taken in condemnation or other like proceeding nor is any proceeding pending or known to be threatened for the partial or total condemnation or taking of the Real Property Collateral.

5.34.                     LDRV Holdings Corp..  As of the date hereof, LDRV Holdings Corp. does not (i) conduct any business, (ii) own any assets, or (iii) have any indebtedness.  Except as set forth on Schedule 5.34, there are no Liens on the assets or property of LDRV Holdings Corp. and it is not a party to any agreement or contract.

6.                                      AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all the commitments to make Advances or issue Letters of Credit and payment in full of the Obligations, Borrower shall and shall cause each of its Subsidiaries and the Guarantors to do all of the following:

6.1.                            Accounting System.  Maintain a system of accounting that enables Parent and its Subsidiaries to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Lender.  Borrower also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales.

6.2.                            Collateral Reporting.  Provide Lender with the following documents at the following times in form satisfactory to Lender:

Monthly (not later than the 10th day of each month)	(a) a detailed calculation of the Borrowing Base,
(b) a summary of the Accounts of Borrower, by category,
(c) a report of unit sales by category as of the month end, and
(d) a complete list of all consignment units held by or on behalf of Borrower,

Quarterly	(e) a report regarding Borrower’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes,
Upon delivery to any Floor Plan Finance Lender	(f) copies of all reports, summaries and other reporting as to the Collateral that are delivered to any Floor Plan Finance Lender under the Floor Plan Finance Documents,
Upon request by Lender	(g) such other reports as to the Collateral or the financial condition of Loan Parties and their Subsidiaries, as Lender may request.

In addition, Borrower agrees to cooperate fully with Lender to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.  If any of the items set forth above are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such items to Lender and to follow Lender’s instructions with respect to further services at any time that an Event of Default has occurred and is continuing.

6.3.                            Financial Statements, Reports, Certificates.  Deliver to Lender:

(a)                                  as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Borrower’s fiscal quarters) after the end of each month during each Fiscal Year,

(i)                                     an unaudited balance sheet, income statement, and statement of cash flow covering Borrower’s and its Subsidiaries’ operations during such period, and

(ii)                                  a Compliance Certificate,

(b)                                 as soon as available, but in any event within 90 days after the end of each Fiscal Year,

(i)                                     financial statements of Borrower and its Subsidiaries for each such Fiscal Year, audited by independent certified public accountants reasonably acceptable to Lender and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.19), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),

(ii)                                  a certificate of such accountants addressed to Lender stating that such accountants do not have actual knowledge of the existence of any Default or Event of Default under Section 7.19,

(iii)                               an unaudited consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ (other than Borrower and its Subsidiaries) operations during such period, and

(iv)                              a Compliance Certificate,

(c)                                  as soon as available, but in any event within 30 days prior to the start of each Fiscal Year, copies of the Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Lender, in its Permitted Discretion, for the forthcoming Fiscal Year, month by month, certified by the chief financial officer of Borrower as being such officer’s good faith best estimate of the financial performance of Borrower and its Subsidiaries during the period covered thereby,

(d)                                 if and when filed by any Loan Party,

(i)                                     Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii)                                  any other filings made by any Loan Party with the SEC,

(iii)                               copies of each Loan Party’s federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and

(iv)                              any other information that is provided by any Loan Party to its shareholders generally,

(e)                                  promptly, but in any event within 5 Business Days after any Loan Party has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that the Loan Parties propose to take with respect thereto,

(f)                                    promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on any Loan Party or any Subsidiary of a Loan Party, notice of all actions, suits, or proceedings brought by or against any Loan Party or any Subsidiary of a Loan Party before any Governmental Authority which would be reasonably likely to result in a Material Adverse Change,

(g)                                 (i) promptly and in any event (A) within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know (but for the ESOP, only with respect to any event, transaction or condition that occurs or exists after the Closing Date) that any Termination Event with respect to any Plan has occurred, or (B) within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the IRC or the equivalent provision under any federal, state, local or foreign counterparts or equivalents thereof with respect to a Plan, a statement of an Authorized Person setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (ii) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (iii) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service, if requested by Lender, copies of each Schedule B (Actuarial Information) or the federal, state, local or foreign equivalent thereof to the annual report (Form 5500 Series) or the federal, state, local or foreign equivalent thereof with respect to each Plan and Multiemployer Plan, (iv) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the IRC or the equivalent provision under any federal, state, local or foreign counterparts or equivalents thereof has not been made when due with respect to a Plan, (v) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or the equivalent provision under any federal, state, local or foreign counterparts or equivalents thereof or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA or the equivalent provision under any federal, state, local or foreign counterparts or equivalents thereof, (vi) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by any Loan Party or any ERISA Affiliate thereof, and (vii) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate receives from a Governmental Authority written notification that it has determined, or any Loan Party or any ERISA Affiliate becomes aware that a complaint is filed with a court of competent jurisdiction alleging, that a breach of fiduciary duty under ERISA or a prohibited transaction under ERISA and/or the IRC may have or has occurred in connection with the ESOP and/or with the LDH Acquisition, copies of any notification received or notice of any complaint,

(h)                                 as soon as possible and in any event within 3 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract,

(i)                                     promptly after receipt or delivery thereof, copies of each material notice, demand, statement, certificate, report or other communication or document delivered in connection with (i) the LDH Purchase Documents or the LDH Acquisition and (ii) the Ground Lease, including, without limitation, with respect to the purchase option,

(j)                                     promptly after receipt or delivery thereof copies of each material notice, demand, statement, certificate, report or other communication or document delivered in connection with the Senior Note Documents or the Floor Plan Financing Documents, and

(k)                                  upon the request of Lender, any other information reasonably requested relating to the financial condition of Parent or its Subsidiaries.

In addition, Borrower agrees that no Subsidiary of Borrower will have a fiscal year different from that of Borrower.  Borrower also agrees to cooperate with Lender to allow Lender to consult with its independent certified public accountants if Lender reasonably requests the right to do so and that, in such connection, its independent certified public accountants are authorized to communicate with Lender and to release to whatever financial information concerning Parent or its Subsidiaries that Lender reasonably may request, subject to the terms and conditions set forth in Section 16.8.  Borrower waives the right to assert any confidential relationship it may have with any accounting firm or service bureau in connection with any information requested by Lender pursuant to or in accordance with this Agreement and agrees that Lender may contact directly any such accounting firm or service bureau in order to obtain such information.

6.4.                            Guarantor Reports.  Cause each Guarantor to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Lender, but only to the extent such Guarantor’s financial statements are not consolidated with Borrower’s financial statements, and copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law.

6.5.                            Returns.  Cause returns and allowances, as between Borrower and its Subsidiaries and their Account Debtors, to be on the same basis and in accordance with the usual customary practices of Borrower and its Subsidiaries, as they exist at the time of the execution and delivery of this Agreement.

6.6.                            Maintenance of Properties.  Maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

6.7.                            Taxes.  Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against the Loan Parties, their Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.  Borrower will and will cause its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that Borrower and its Subsidiaries have made such payments or deposits.

6.8.                            Insurance.

(a)                                  At Borrower’s expense, maintain insurance respecting the Loan Parties and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses.  Borrower also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation.  All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Lender.  Borrower shall deliver copies of all such policies to Lender with an endorsement naming Lender as the sole loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate; provided, that, for the avoidance of doubt, with respect to leased Real Property and Equipment, the lessor of such Real Property or Equipment, as the case may be, may be named as a loss payee or additional insured, as appropriate, with respect to the Real Property or Equipment that such lessor is leasing to Borrower.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days’ prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever.

(b)                                 Borrower shall give Lender prompt notice of any loss covered by such insurance.  Lender shall have the exclusive right to adjust any losses claimed under any such insurance policies in excess of $100,000 (or in any amount after the occurrence and during the continuation of an Event of Default), without any liability to Borrower whatsoever in respect of such adjustments.  Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Lender to be applied at the option of Lender either to the prepayment of the Obligations or shall be disbursed to Borrower under staged payment terms reasonably satisfactory to Lender for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

(c)                                  Borrower will not and will not suffer or permit its Subsidiaries to take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Lender is included thereon as an additional insured or loss payee under a lender’s loss payable endorsement.  Borrower promptly shall notify Lender whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Lender.

6.9.                            Location of Inventory and Equipment.  Keep the Loan Parties’ and their Subsidiaries’ Inventory and Equipment only at the locations identified on Schedule 5.5 and their chief executive offices only at the locations identified on Schedule 5.7(b); provided, however, that (i) Borrower may amend Schedule 5.5 and Schedule 5.7 so long as such amendment occurs by written notice to Lender not less than 30 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides to Lender a Collateral Access Agreement with respect thereto and (ii) Borrower may have Inventory and Equipment at locations other than those set forth on Schedule 5.5 to the extent that such Inventory or Equipment is on display for purposes of a trade show, on display in connection with a sales promotion, or out for repair, in each case in the ordinary course of Borrower’s business consistent with past practice.

6.10.                     Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Change.

6.11.                     Leases.  Pay when due all rents and other amounts payable under any material leases to which any Loan Party or any of its Subsidiaries is a party or by which any such Loan Party’s or any such Subsidiaries’ properties and assets are bound, unless such payments are the subject of a Permitted Protest.

6.12.                     Existence.  At all times preserve and keep in full force and effect each Loan Party’s and each of their Subsidiaries’ valid existence and good standing and any rights and franchises material to their businesses.

6.13.                     Environmental.

(a)                                  Keep any property either owned or operated by any Loan Party or any of its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply with Environmental Laws, except to the extent that any such noncompliance would not be reasonably likely to result in a Material Adverse Change, and provide to Lender documentation of such compliance which Lender reasonably requests, (c) promptly notify Lender of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or any of its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 Business Days of its receipt thereof, provide Lender with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or any of its Subsidiaries, (ii)  commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries, and (iii) notice of a violation, citation, or other administrative order which would be reasonably likely to result in a Material Adverse Change.

6.14.                     Disclosure Updates.  Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Lender if any written information, exhibit, or report furnished to Lender contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or, modifying this Agreement or any of the Schedules hereto.

6.15.                     Formation of Subsidiaries.  At the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, Borrower or such Guarantor shall (a) cause such new Subsidiary to provide to Lender a joinder to this Agreement or the Guaranty and the Guarantor Security Agreement, together with such other security documents, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Lender a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Lender, and (c) provide to Lender all other documentation, including one or more opinions of counsel reasonably satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to Section 6.15(a) or (b) shall be a Loan Document.

6.16.                     Brokerage Commissions.  Pay any and all brokerage commission or finders fees incurred in connection with or as a result of Borrower’s obtaining financing from Lender under this Agreement.  Borrower agrees and acknowledges that payment of all such brokerage commissions or finders fees shall be the sole responsibility of Borrower, and Borrower agrees to indemnify, defend, and hold Lender harmless from and against any claim of any broker or finder arising out of Borrower’s obtaining financing from Lender under this Agreement.

6.17.                     Organizational ID Number; Commercial Tort Claims.  Immediately, but in any event within 5 Business Days, (i) upon obtaining an organizational identification number (to the extent that any Loan Party has not been issued such number on or prior to the Closing Date), notify Lender in writing and deliver an updated Schedule 5.7(c), and (ii) upon obtaining any commercial tort claim, deliver an updated Schedule 5.7(d) and the other documents required under Section 4.4.

6.18.                     Obtaining Permits, Etc.  Obtain, maintain and preserve and take all necessary action to timely renew, in all material respects, all material permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary or useful in the proper conduct of its business.

6.19.                     Real Property Collateral.  Upon request from Lender, Borrower shall provide Lender with:

(a)                                  mortgagee title insurance policies for the Real Property Collateral issued by a title insurance company reasonably satisfactory to Lender (each a “Mortgage Policy” and, collectively, the “Mortgage Policies”) in amounts satisfactory to Lender assuring Lender that the Mortgage on such Real Property Collateral is a valid and enforceable first priority mortgage Lien on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, the legal description and endorsements with respect thereto shall be reasonably satisfactory to Lender, and the Mortgage Policies otherwise shall be in form and substance reasonably satisfactory to Lender;

(b)                                 an opinion of counsel to Borrower, in form and substance satisfactory to Lender indicating, among other things, that the mortgage Lien on such Real Property Collateral constitutes a valid and enforceable mortgage Lien on such Real Property Collateral;

(c)                                  an updated survey, in form and substance satisfactory to Lender and certified to Lender and its insurers by such surveyor to be correct and accurate and containing (i) legal and metes and bounds descriptions of the Real Property Collateral, certified by such surveyor, containing only such encroachments, exceptions and state of facts as are set forth in the Mortgage Policy acceptable to Lender; and

(d)                                 such other agreements, instruments or other documents and information as Lender may request in order to perfect and protect its Lien on the Real Property Collateral;

provided, that Lender agrees that it will only record the Mortgage and request the items set forth in clauses (a) through (d) above if (i) an Event of Default has occurred and is continuing, (ii) the total amount of outstanding Advances and Letters of Credit is equal to or exceeds $7,500,000, or (iii) the Projections delivered pursuant to Section 6.3(c) show that at any time during the Fiscal Year covered by such Projections the outstanding Advances and Letters of Credit will equal or exceed $7,500,000.  Lender hereby is expressly authorized by Borrower to (i) charge any and all amounts payable, and all expenses incurred, in connection with recording the Mortgage, obtaining the Mortgage Policy, and all related matters (including, without limitation, any and all mortgage recording tax, intangible tax and documentary stamp tax and all title insurance premiums) to the Loan Account, and (ii) designate such amounts as an Advance.

7.                                      NEGATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the commitments to make Advances and issue Letters of Credit and payment in full of the Obligations, Borrower will not and will not permit any of its Subsidiaries or any Guarantor to do any of the following:

7.1.                            Indebtedness.  Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)                                  Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b)                                 Indebtedness set forth on Schedule 5.20,

(c)                                  Indebtedness in an aggregate principal amount not in excess of $3,000,000 at any time outstanding, which may be secured by Liens permitted by clause (e) of the definition of Permitted Liens,

(d)                                 refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Lender’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(e)                                  endorsement of instruments or other payment items for deposit,

(f)                                    Indebtedness composing Permitted Investments,

(g)                                 the Senior Note Indebtedness, and

(h)                                 the Indebtedness arising under the Floor Plan Financing Documents.

7.2.                            Liens.  Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

7.3.                            Restrictions on Fundamental Changes.

(a)                                  Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock;

(b)                                 Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution); or

(c)                                  Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets;

provided, that any wholly-owned Subsidiary of Borrower may be merged into Borrower or another wholly-owned Subsidiary of Borrower, or may consolidate with Borrower or another wholly-owned Subsidiary of Borrower, so long as (A) no other provision of this Agreement would be violated thereby, (B) Borrower gives Lender at least 30 days’ prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) Lender’s rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation, and (E)(i) in the case of a merger or consolidation involving Borrower, Borrower is the surviving entity and (ii) in the case of a merger or consolidation of a wholly-owned Subsidiary of Borrower into another wholly-owned Subsidiary of Borrower, the surviving Subsidiary, if any, is joined as a Loan Party hereunder and is a party to a Guaranty and a Guarantor Security Agreement and the Stock of which Subsidiary is the subject of a Pledge Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation.

7.4.                            Disposal of Assets.  Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of any Loan Party or any Subsidiary of a Loan Party.

7.5.                            Change Name.  Change any Loan Party’s or any of its Subsidiaries’ names, organizational identification number, state of organization or organizational identity; provided, however, that a Loan Party may change its name upon at least 30 days prior written notice to Lender of such change and so long as, at the time of such written notification, such Loan Party provides any financing statements necessary to perfect and continue perfected the Lender’s Liens.

7.6.                            Nature of Business.  Make any material change in the principal nature of its or their business.

7.7.                            Prepayments and Amendments.

(a)                                  Except in connection with a refinancing permitted by Section 7.1(d), optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or its Subsidiaries, other than the Obligations in accordance with this Agreement and the Indebtedness evidenced by the Senior Notes.

(b)                                 Except in connection with a refinancing permitted by Section 7.1(d) or as consented to in writing by Lender, directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 7.1(b), (c), (g), or (h).

(c)                                  In the case of the Indebtedness evidenced by the Senior Notes, directly or indirectly, by deposit of monies or otherwise, make any payment on account of any principal, premium or interest payable in connection with the Senior Note Indebtedness; provided, however, that notwithstanding the provisions of this clause (c), (i) Borrower may make payments of interest on the Senior Notes as required by the terms of the Senior Notes, (ii) Borrower may repurchase Senior Notes on the open market; provided, that, (A) immediately before and after giving effect thereto no Event of Default shall have occurred and be continuing, (B) both for the 30 consecutive day period immediately before giving effect thereto and immediately after giving effect thereto Excess Availability will equal not less than $10,000,000, and (C) immediately before and after giving effect thereto, there are no outstanding Advances,

(iii) so long as no Event of Default shall have occurred and be continuing, if Borrower is obligated under the terms of the Indenture to make a Free Cash Flow Offer (as such term in defined in the Indenture) to the holders of the Senior Notes, Borrower may redeem any of the Senior Notes tendered pursuant to such offer in an amount not exceeding the lesser of 50% of Borrower’s Free Cash Flow, (as such term is defined in the Indenture) for the applicable period (or 58% of Borrower’s Free Cash Flow in the case of the period ending December 31, 2004) or any lesser amount required to be paid by the Indenture and if the aggregate purchase price of the Senior Notes redeemed in accordance with the Indenture and this Section 7.7(c) is less than the amount permitted by this Section 7.7(c) for any applicable six-month period (such difference, the “Carryover Amount”), Borrower may include the Carryover Amount in the amount of the Free Cash Flow Offer (if any) for the next succeeding six-month period (but no other six-month period); provided, that if Borrower is not otherwise permitted to make a Free Cash Flow Offer pursuant to the terms of this Section 7.7(c), Borrower shall nevertheless be permitted to make such Free Cash Flow Offer and redeem the Senior Notes tendered pursuant thereto with the proceeds of an equity investment that is specifically earmarked for such purpose, and (iv) Borrower may make mandatory principal payments on, or redemptions of, the Senior Notes as required by the terms of the Indenture (other than pursuant to clause (iii) above); provided, that (x) nothing contained in this clause (iv) shall waive any Event of Default under the other terms of this Agreement that would result from the events or circumstances giving rise to such payment or redemption and (y) prior to the making of any payment or redemption with respect to any sale or disposition of assets, unless otherwise consented to in writing by Lender, Borrower shall permanently prepay the Obligations under this Agreement with the net cash proceeds of such sale or disposition.

(d)                                 (i) Amend, modify or otherwise change its Governing Documents, including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it with respect to any of its Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Stock, or (ii) amend, modify or otherwise change any Material Contract or any LDH Purchase Document, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (ii) of this paragraph (d) that, either individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Change.

7.8.                            Change of Control.  Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.9.                            Consignments.  Consign any of its or their Inventory or sell any of its or their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

7.10.                     Distributions.  Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of any Loan Party’s Stock, of any class, whether now or hereafter outstanding; provided, however, that (i) any Subsidiary of Borrower may pay dividends to Borrower or any wholly-owned Subsidiary of Borrower, (ii) in the absence of a continuing Event of Default, Borrower may redeem or purchase shares of Stock held by employees of Borrower or any Subsidiary of Borrower in an aggregate amount for all such redemptions and purchases not to exceed

$1,000,000, and (iii) Borrower may pay dividends with respect to its preferred Stock through the issuance of additional shares of preferred Stock.

7.11.                     Accounting Methods.  Modify or change their fiscal year or their method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Loan Parties’ or their Subsidiaries’ accounting records without said accounting firm or service bureau agreeing to provide Lender information regarding Loan Parties’ and their Subsidiaries’ financial condition.

7.12.                     Investments.  Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Loan Parties and their Subsidiaries shall not have Permitted Investments (other than in the Operating Account, the Participation Account, or in a Deposit Account established pursuant to Section 2.7(c)) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $250,000 at any one time unless such Loan Party or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) the Lender’s Liens in such Permitted Investments.  Subject to the foregoing proviso, Loan Parties shall not and shall not permit their Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Lender shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

7.13.                     Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for (i) transactions that (a) are in the ordinary course of Borrower’s business, (b) are upon fair and reasonable terms, (c) if they involve one or more payments by Borrower or its Subsidiaries in excess of $100,000, are fully disclosed to Lender, and (d) are no less favorable to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate, (ii) transactions contemplated by the LDH Purchase Agreement, (iii) the payment of the BRS Management Fee (including any catch up payments contemplated by the BRS Management Agreement) so long as immediately before and after giving effect thereto no Event of Default shall have occurred and be continuing, (iv) compensation to the independent members of the board of directors of Borrower in an amount not to exceed $75,000 per year for each such independent director, (v) the non-compete payment to Donald Wallace in an amount not exceeding $2,000,000 per Fiscal Year, (vi) reimbursement of the reasonable out-of-pocket expenses of (1) all directors of Borrower that are incurred in the ordinary course of their activities as a member of the board of directors and (2) the Permitted Holders under the BRS Management Agreement that are incurred in the ordinary course of their business activities under the BRS Management Agreement, in each case so long as immediately before and after giving effect thereto no Event of Default shall have occurred and be continuing, (vii) transactions among the Loan Parties to the extent otherwise not prohibited by the terms of this Agreement and the other Loan Documents, and (viii) the transactions contemplated by the agreements set forth on Schedule 7.13 to the extent not otherwise prohibited by this Agreement.

7.14.                     Suspension.  Suspend or go out of a substantial portion of its or their business.

7.15.                     LDRV Holdings Corp..  Until such time as LDRV Holdings Corp. becomes a Loan Party and delivers the documents set forth in Section 3.2(b), permit LDRV Holdings Corp. to (i) conduct any business, (ii) own any assets, (iii) incur any Indebtedness or grant or suffer to exist any Lien on its assets or property or (iv) except as set forth on Schedule 5.34, enter into any agreement or contract.

7.16.                     Use of Proceeds.  Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, the LDH Purchase Documents, the Senior Note Documents, the Floor Plan Financing Documents and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

7.17.                     Inventory and Equipment with Bailees.  Store the Inventory or Equipment of any Loan Party or any of its Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party.

7.18.                     Federal Reserve Regulations.  Permit any Advance or the proceeds of any Advance under this Agreement to be used for any purpose that would cause such Advance to be a margin loan under the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States.

7.19.                     Financial Covenants.

(a)                                  Fail to maintain or achieve:

(i)                                     Minimum EBITDA.  (A) EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$31,000,000	For the trailing twelve month period ending June 30, 2004
$31,000,000	For the trailing twelve month period ending September 30, 2004
$31,000,000	For the trailing twelve month period ending December 31, 2004
$31,000,000	For the trailing twelve month period ending March 31, 2005
$31,000,000	For the trailing twelve month period ending June 30, 2005
$31,000,000	For the tailing twelve month period ending September 30, 2005
$31,000,000	For the trailing twelve month period ending December 31, 2005
$33,000,000	For the trailing twelve month period ending March 31, 2006, and each trailing twelve month period thereafter

(B)                                Notwithstanding the foregoing, if no Advances or Letters of Credit are outstanding at any time during the 91 day period prior to the time that EBITDA is required to be tested under this Section 7.19(a)(i), EBITDA will not be tested at such time; provided, that no Advances shall be made or Letter of Credit issued unless and until Borrower delivers a Compliance Certificate to Lender demonstrating its compliance with the EBITDA levels set forth in this Section 7.19(a)(i) for the most recently ended test period.

(b)                                 Make:

(i)                                     Capital Expenditures.  Capital Expenditures in any Fiscal Year in excess of the amount set forth in the following table for the applicable period:

Applicable Amount	Applicable Period
$5,000,000	Fiscal Year 2004
$5,000,000	Fiscal Year 2005
$5,000,000	Fiscal Year 2006
$5,000,000	Fiscal Year 2007
$5,000,000	Fiscal Year 2008
$5,000,000	Fiscal Year 2009

provided, that if Borrower does not utilize the entire amount of Capital Expenditures permitted in any Fiscal Year as set forth above, Borrower may carry forward to the immediately succeeding Fiscal Year, up to twenty percent (20%) of such unutilized amount.

8.                                      EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1.                            If Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees, expenses and charges due Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations);

8.2.                            (i) If any Loan Party fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 2.7, 4.2, 4.4, 4.6, 6.7, 6.8, 6.10, 6.12, 6.15, 6.17, 6.19, and 7.1 through 7.19 this Agreement, (ii) if any Loan Party fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.2, 6.3, 6.9, 6.11, and 6.14 of this Agreement and such failure continues for a period of five (5) days, or (iii) if any Loan Party otherwise fails to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement or in any of the other Loan Documents, and such failure continues for a period of fifteen (15) days;

8.3.                            If any material portion of any Loan Party’s or any Subsidiary of a Loan Party’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of ten (10) Business Days after the date it first arises or five (5) Business Days prior to the date on which such property or asset is subject to forfeiture by any Loan Party;

8.4.                            If an Insolvency Proceeding is commenced by any Loan Party or any of its Subsidiaries;

8.5.                            If an Insolvency Proceeding is commenced against any Loan Party, or any of its Subsidiaries, and any of the following events occur:  (a) the applicable Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligation to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligation to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Loan Party or any Subsidiary of a Loan Party, or (e) an order for relief shall have been entered therein;

8.6.                            If any Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7.                            If a notice of Lien (other than a Permitted Lien), levy, or assessment is filed of record with respect to any of any Loan Party’s or any of its Subsidiaries’ assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of any Loan Party’s or any of its Subsidiaries’ assets and the same is not paid before such payment is delinquent or before such Lien becomes subject to a Permitted Protest;

8.8.                            If a judgment or other claim in excess of $1,000,000 in the aggregate becomes a Lien or encumbrance upon any material portion of any Loan Party’s or any of its Subsidiaries’ assets;

8.9.                            If there is a default under any Floor Plan Financing Document or any Senior Note Document, or if there is a default (after giving effect to the expiration of any grace or cure periods set forth therein) in any Material Contract to which any Loan Party or any of its Subsidiaries is a party and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiaries’ obligations thereunder, or to terminate such agreement;

8.10.                     If any Loan Party or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.11.                     If any material misstatement or misrepresentation exists as of the date when made or deemed made, in any warranty, representation, statement, or Record made to Lender by any Loan Party, its Subsidiaries, or any officer, employee, agent, or director of any Loan Party or any of its Subsidiaries;

8.12.                     If the obligation of any Guarantor under any Guaranty is limited or terminated by operation of law or by such Guarantor thereunder;

8.13.                     If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected (to the extent perfectible under applicable law) and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement;

8.14.                     Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party or any of its Subsidiaries, or a proceeding shall be commenced by any Loan Party or any of its Subsidiaries, or by any Governmental Authority having jurisdiction over any Loan Party or any of its Subsidiaries seeking to establish the invalidity or unenforceability thereof, or any Borrower or any of its Subsidiaries, shall deny that it has any liability or obligation purported to be created under any Loan Document;

8.15.                     If any cessation of a substantial part of the business of any Loan Party or any Subsidiary of a Loan Party for a period which would be reasonably likely to result in a Material Adverse Change;

8.16.                     If (a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the IRC for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 4212 of the IRC, (b) the aggregate amount of unfunded benefit liabilities (within the definition of Section 4001(a)(18) of ERISA) under all Plans subject to Section 302 or Title IV of ERISA, determined pursuant to Title IV of ERISA, shall exceed $500,000, (c) any Loan Party, any ERISA Affiliate, or any trustee or plan administrator for the ESOP shall have incurred any liability under Title I or IV of ERISA or Section 4975 of the IRC, (d) any Loan Party or ERISA Affiliate shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, a Loan Party or ERISA Affiliate incurs a withdrawal liability in an amount exceeding $500,000, (e) a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result, any Loan Party or any ERISA Affiliate incurs an increased annual contribution requirement with respect to such Multiemployer Plan exceeding $500,000, (f) any Loan Party establishes or amends an existing employee welfare benefit plan that provides for post-employment welfare benefits (other than those required under Section 601 et seq. of ERISA) in a manner that would increase the liability of the Loan Party thereunder in an amount exceeding $500,000;

8.17.                     If any Termination Event with respect to any Plan shall have occurred, and, 30 days thereafter, (a) such Termination Event (if correctable) shall not have been corrected, and (b) the then current value of such Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Plan by more than $500,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Code, the liability is in excess of such amount);

8.18.                     If a Governmental Authority provides written notification that it has determined, or a complaint is filed with a court of competent jurisdiction alleging, and such notification or such complaint has not been withdrawn or dismissed within 120 days after the date of such notification or such complaint, that a breach of fiduciary duty under ERISA or a prohibited transaction under ERISA and/or the IRC has occurred in connection with the ESOP and/or with the LDH Acquisition, (a) if such occurrence results in Borrower incurring liabilities in excess of $500,000 or (b) if such Governmental Authority determination or complaint filed with a court of competent jurisdiction, if taken to be true, would reasonably be likely, as determined by Lender, in its Permitted Discretion, to result in Borrower incurring liabilities in excess of $500,000; or

8.19.                     If Borrower shall exercise its purchase option with respect to the Real Property subject to the Ground Lease prior to the time that Lender shall have received a fee mortgage, title insurance and all other agreements, instruments and documents that Lender shall request in order to perfect and protect its Lien on such Real Property.

9.                                      LENDER’S RIGHTS AND REMEDIES.

9.1.                            Rights and Remedies.  Upon the occurrence, and during the continuation, of an Event of Default, Lender (at its election but without notice of its election and without demand) may do any one or more of the following, all of which are authorized by Borrower:

(a)                                  Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)                                 Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Lender;

(c)                                  Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting any of the Lender’s Liens in the Collateral and without affecting the Obligations;

(d)                                 Settle or adjust disputes and claims directly with Borrower’s Account Debtors for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit Borrower’s Loan Account with only the net amounts received by Lender in payment of such disputed Accounts after deducting all Lender Expenses incurred or expended in connection therewith;

(e)                                  Cause Borrower to hold all of its returned Inventory in trust for Lender and segregate all such Inventory from all other assets of Borrower or in Borrower’s possession;

(f)                                    Without notice to or demand upon any Loan Party, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interests in the Collateral.  Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender at a place that Lender may designate which is reasonably convenient to both parties.  Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Lender’s determination appears to conflict with the priority of Lender’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor.  With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(g)                                 Without notice to Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender (subject to the terms of the Intercreditor Agreement, including any amounts received in the Operating Account, Participation Account or any Deposit Account established pursuant to Section 2.7(c)), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

(h)                                 Subject to the terms of the Intercreditor Agreement, hold, as cash collateral, any and all balances and deposits of Borrower held by Lender, and any amounts received in the Operating Account, the Participation Account, or in a Deposit Account established pursuant to Section 2.7(c), to secure the full and final repayment of all of the Obligations;

(i)                                     Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Borrower Collateral.  Borrower hereby grants to Lender a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Borrower Collateral, in completing production of, advertising for sale, and selling any Borrower Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit;

(j)                                     Sell the Borrower Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable.  It is not necessary that the Borrower Collateral be present at any such sale;

(k)                                  Except in those circumstances where no notice is required under the Code, Lender shall give notice of the disposition of the Borrower Collateral as follows:

(i)                                     Lender shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Borrower Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii)                                  The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Borrower Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(l)                                     Lender may credit bid and purchase at any public sale;

(m)                               Lender may seek the appointment of a receiver or keeper to take possession of all or any portion of the Borrower Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

(n)                                 Lender shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence and during the continuance of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by Lender, Lender’s obligation to extend credit hereunder shall terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

9.2.                            Remedies Cumulative.  The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver.  No delay by Lender shall constitute a waiver, election, or acquiescence by it.

10.                               TAXES AND EXPENSES.

If any Loan Party fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons (except where such payments are subject to a Permitted Protest), or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Lender, in its sole discretion and without prior notice to Borrower, may do any or all of the following:  (a) make payment of the same or any part thereof, (b) set up such reserves against the Borrowing Base or the Maximum Revolver Amount as Lender deems necessary to protect Lender from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Lender deems necessary or advisable under the circumstances.  Any such amounts paid by Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement.  Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.                               WAIVERS; INDEMNIFICATION.

11.1.                     Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

11.2.                     Lender’s Liability for Borrower Collateral.  Borrower hereby agrees that:  (a) so long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Borrower Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Borrower Collateral shall be borne by Borrower.

11.3.                     Indemnification.  Borrower shall pay, indemnify, defend, and hold the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Loan Parties’ compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.                               NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrower or Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Lender, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Lender, as the case may be, at its address set forth below:

If to Borrower:	LAZY DAYS R.V. CENTER, INC.
6130 Lazy Days Boulevard
Seffner, Florida 33584
	Attn:	Charles Thibault
	Fax No.	813-246-4744

with copies to:	KIRKLAND & ELLIS LLP
153 East 53rd Street
39th Floor
New York, New York 10022
	Attn:	Adrian van Schie, Esq.
	Fax No.	212-446-4900

If to Lender:	WELLS FARGO FOOTHILL, INC.
1000 Abernathy Road, Suite 1450
Atlanta, Georgia 30328
	Attn:	Business Finance Manager
	Fax No.	770-508-1375

with copies to:	SCHULTE ROTH & ZABEL LLP
919 Third Avenue
New York, New York 10022
	Attn:	Frederic L. Ragucci, Esq.
	Fax No.	212-593-5955

Lender and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 12, other than notices by Lender in connection with enforcement rights against the Borrower Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail.  Borrower acknowledges and agrees that notices sent by Lender in connection with the exercise of enforcement rights against Borrower Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.                               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)                                  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE VALIDITY AND PERFECTION OR THE PERFECTION AND EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTEREST CREATED HEREBY OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL, ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b)                                 THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  BORROWER AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c)                                  BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  BORROWER AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.                               ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1.                     Assignments and Participations.

(a)                                  Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations and the other rights and obligations of Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrower may continue to deal solely and directly with Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower by Lender and the Assignee, and (ii) Lender and its Assignee have delivered to Borrower an assignment and acceptance.  Anything contained herein to the contrary notwithstanding, the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

(b)                                 From and after the date that Lender provides Borrower with such written notice and executed assignment and acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment and acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such assignment and acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an assignment and acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 16.8 of this Agreement.

(c)                                  Immediately upon Borrower’s receipt of such fully executed assignment and acceptance agreement, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the rights and duties of Lender arising therefrom.

(d)                                 Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of Lender (a “Participant”) participating interests in Obligations and the other rights and interests of Lender hereunder and under the other Loan Documents; provided, however, that (i) Lender shall remain the “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower and Lender shall continue to deal solely and directly with each other in connection with Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) Lender shall not transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through Lender and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to Borrower, the Collections of Borrower or its Subsidiaries,

the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by Lender.

(e)                                  In connection with any such assignment or participation or proposed assignment or participation, Lender may, subject to the provisions of Section 16.8, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(f)                                    Any other provision in this Agreement notwithstanding, Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

14.2.                     Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by Lender shall release Borrower from its Obligations.  Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

15.                               AMENDMENTS; WAIVERS.

15.1.                     Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Lender and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

15.2.                     No Waivers; Cumulative Remedies.  No failure by Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof.  No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement.  Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

16.                               GENERAL PROVISIONS.

16.1.                     Effectiveness.  This Agreement shall be binding and deemed effective when executed by Borrower and Lender.

16.2.                     Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

16.3.                     Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

16.4.                     Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

16.5.                     Withholding Taxes.                                     All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower shall comply with the penultimate sentence of this Section 16.5, “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of Lender) and all interest, penalties or similar liabilities with respect thereto.  If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.5 after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts if the increase in such amount payable results from Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).  Borrower will furnish to Lender as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

16.6.                     Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

16.7.                     Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Loan Party or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of the Loan Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

16.8.                     Confidentiality.

Lender agrees that non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except:  (a) to attorneys for and other advisors, accountants, auditors, and consultants to Lender, (b) to Subsidiaries and Affiliates of Lender, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 16.8, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Borrower, the Loan Parties or their Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that to the extent not prohibited under applicable law, prior to providing any information to any such Persons pursuant to clauses (c) and (d) above, Lender shall provide Borrower with reasonable prior notice of any such requirement or request so that Borrower may seek a protective order.  The provisions of this Section 16.8 shall survive for 2 years after the payment in full of the Obligations.

16.9.                     Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

LAZY DAYS’ R.V. CENTER, INC.
a Florida corporation

By:
Name:
Title:

WELLS FARGO FOOTHILL, INC.,
a California corporation

By:
Name:
Title:

EXHIBITS AND SCHEDULES

Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Schedule L-1	Lender’s Account
Schedule P-1	Permitted Liens
Schedule P-2	Permitted Investments
Schedule R-1	Real Property Collateral
Schedule 5.3	Inventory
Schedule 5.5	Locations of Inventory and Equipment
Schedule 5.7(a)	States of Organization
Schedule 5.7(b)	Chief Executive Offices
Schedule 5.7(c)	Organizational Identification Numbers
Schedule 5.7(d)	Commercial Tort Claims
Schedule 5.8(b)	Capitalization of Borrower
Schedule 5.8(c)	Capitalization of Loan Parties’ Subsidiaries
Schedule 5.10	Litigation
Schedule 5.13(b)	Defined Benefit Plans
Schedule 5.13(c)	Retiree and Former Employee Plans
Schedule 5.14	Environmental Matters
Schedule 5.16	Intellectual Property
Schedule 5.18	Deposit Accounts and Securities Accounts
Schedule 5.20	Permitted Indebtedness
Schedule 5.23	Material Contracts
Schedule 5.24	Employee and Labor Matters
Schedule 5.26	Real Property
Schedule 5.29	Insurance
Schedule 5.34	LDRV Holdings Corp.
Schedule 7.13	Transactions with Affiliates

v

SCHEDULE L-1
LENDER’S ACCOUNT

An account at a bank designated by Lender from time to time as the account into which Borrower shall make all payments to Lender under this Agreement and the other Loan Documents; unless and until Lender notifies Borrower to the contrary, Lender’s Account shall be that certain deposit account bearing account number 323-266193 and maintained by Lender with JPMorgan Chase Bank, 4 New York Plaza, 15th Floor, New York, New York 10004, ABA #021000021